Exhibit 2.1
STOCK PURCHASE AGREEMENT
Dated as of April 23, 2009
between
INTER-ATLANTIC FINANCIAL, INC.
PATRIOT RISK MANAGEMENT, INC.
and
THE STOCKHOLDERS OF PATRIOT RISK MANAGEMENT, INC.

APPENDICES
APPENDIX A. DEFINITIONS
APPENDIX B. COMPANY DISCLOSURE SCHEDULE
APPENDIX C. PURCHASER DISCLOSURE SCHEDULE
EXHIBITS

ALLOCATION AMONG SELLERS	EXHIBIT 1

RELEASE	EXHIBIT 2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	EXHIBIT 3

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT (“Agreement”), dated as of April 23, 2009, between Inter-Atlantic Financial, Inc., a Delaware corporation (“Purchaser”), Patriot Risk Management, Inc., a Delaware corporation (the “Company”), and the shareholders of the Company who are each a signatory to this Agreement (each, a “Seller,” and collectively, the “Sellers”). Terms used herein and not otherwise defined in this Agreement are defined in Appendix A hereto.
W I T N E S S E T H:
WHEREAS, the Sellers own of record and beneficially 346,026 shares of common stock, par value $0.001 per share, and 800,000 shares of Class B Common Stock, par value $0.001 per Share, and 1,000 shares of Series A Convertible Preferred Stock, (collectively (the “Purchase Shares”), of the Company, representing 100% of the Company’s issued and outstanding capital stock;
WHEREAS, Purchaser desires to purchase and acquire from the Sellers, and the Sellers desire to sell and transfer to Purchaser, the Purchase Shares on the terms and subject to the conditions hereinafter set forth; and
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I.
CLOSING; SALE AND PURCHASE
1.1 The Closing.
The closing (the “Closing”) of the transactions contained in this Article I shall take place at 10:00 A.M., Eastern Time, on the second Business Day after all of the conditions contained in Articles VII and VIII have been satisfied or waived (other than those conditions which will be satisfied at the Closing Time), or at such other time or such other date as Purchaser and the Sellers may agree, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York (hereinafter, such date is referred to as the “Closing Date” and such time on the Closing Date is referred to as the “Closing Time”).
1.2 Sale and Purchase of the Purchase Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, the Sellers agree to sell, convey, transfer and assign the Purchase Shares to Purchaser free and clear of all Liens, and deliver to Purchaser certificates representing the Purchase Shares, duly endorsed in blank or accompanied by stock or other appropriate powers in blank with all appropriate transfer stamps affixed thereto (the “Stock Certificates”), and Purchaser agrees to purchase the Purchase Shares from the Sellers for an aggregate consideration of (the “Purchase Price”) (i) Six Million Nine Hundred Thousand (6,900,000) shares of Purchaser Common Stock, plus (ii) at the times and subject to the terms and conditions set forth therein, the shares of Purchaser Common Stock issuable pursuant to Section 1.5.

1.3 Delivery of Purchase Price and Stock Certificates.
Subject to satisfaction or waiver by the relevant party of the relevant conditions to Closing, at the Closing, (i) 6,900,000 shares of Purchaser Common Stock shall be issued by Purchaser to the Sellers pursuant to the allocation set forth on Exhibit 1 and (ii) the Stock Certificates shall be delivered by the Sellers to Purchaser.
1.4 Directors and Officers.
At the Closing, the directors of Purchaser immediately prior to the Closing shall resign, and the Board of Directors of Purchaser will be comprised of two individuals designated by Purchaser’s stockholders, Andrew Lerner and Fred Hammer, and those individuals currently serving as directors of the Company.
1.5 Additional Consideration.
(a) In the event that at any time after the Closing but prior to the fifth anniversary of the Closing Date, the average closing trading price on the NYSE Amex (or on another national securities market on which the Company Class A Common Stock is then quoted for trading) of Company Class A Common Stock for 20 consecutive trading days equals or exceeds the following per share amounts: (i) $12, (ii) $13, (iii) $14, (iv) $15 and (v) $16 per share (subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events), then the shares of Purchaser Common Stock comprising the Purchase Price shall be increased by an additional 1,000,000 shares of Purchaser Common Stock for reaching each of the foregoing per share amounts.
(b) All additional shares of Purchaser Common Stock issuable by Purchaser to the Sellers under this Section 1.5 shall be allocated among the Sellers based on the amounts set forth on Exhibit 1 and shall be issued within ten Business Days after the date of the occurrence of the events described in subsection (a) above. Any additional shares of Purchaser Common Stock issued pursuant to this Section shall be treated and reported as part interest in accordance with Section 1274 of the Code and the regulations thereunder.
1.6 Actions Simultaneous. For purposes of agreement of the parties hereto, all actions to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no actions shall be deemed to have been taken nor shall any documents be deemed to have been executed and delivered until all actions have been taken and all documents have been executed and delivered.
1.7 Stock Options.
Section 1.7 of the Company Disclosure Schedule contains a complete list of Existing Options as of the Closing Time. At the Closing Time, each Existing Option shall be assumed or substituted by the Purchaser in a transaction described in Sections 409A or 424(a), as applicable, of the Code, and the Treasury Regulations thereunder. Each Existing Option so assumed or substituted by the Purchaser under this Agreement will continue to have, and be subject to, the same terms and conditions of such Existing Option immediately prior to the Closing Time, except that each Existing Option will be exchanged and converted into an option to purchase shares of Purchaser Common Stock in accordance with the applicable requirements of Sections 409A and 424 of the Code and the Treasury Regulations thereunder. As soon as practicable after the Closing Time, the Purchaser shall deliver to the holders of Existing Options, notices describing the conversion of such Existing Options, and the agreements evidencing the Existing Options shall continue in effect on the same terms and conditions.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS WITH RESPECT TO THE PURCHASE SHARES
Each Seller, severally but not jointly, hereby represents and warrants to Purchaser as to such Seller and the Purchase Shares owned by such Seller, as set forth below.
2.1 Authority; Execution and Delivery; Enforceability. Each Seller has full power, authority and capacity to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, to perform such Seller’s respective obligations hereunder and under such Related Agreements and to consummate the transactions contemplated hereby and by such Related Agreements. Each of this Agreement and (when executed) the Related Agreements has been (or will be) duly executed and delivered by such Seller (to the extent a party thereto), and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of such Seller (to the extent a party thereto), enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
2.2 Non-Contravention.
Except as set forth in Section 2.2 of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Related Agreements by such Seller (to the extent a party thereto) does not, and the consummation of the transactions contemplated hereby and by such Related Agreements and compliance with the terms hereof and of such Related Agreements, will not (or would not with the giving of notice or the passage of time):
(a) constitute a default under or a violation or breach (with or without notice) of, result in the acceleration of any obligation under, any provision of any contract or other instrument to which such Seller is a party or result in the termination or revocation of any authorization held by such Seller or the Company necessary to the ownership of the Purchase Shares or the operation of the business of the Company;
(b) violate any Order or any Law affecting such Seller; or
(c) result in the creation of any Lien on such Seller’s Purchase Shares.

2.3 Title to Purchase Shares.
Except as set forth in Section 2.3 of the Seller Disclosure Schedule, each Seller has good and valid title to the Purchase Shares owned by such Seller as set forth on the Seller Disclosure Schedule, free and clear of all Liens. At the Closing, each Seller will transfer legal and beneficial, good and valid title to each of the Purchase Shares, free and clear of all Liens. No Seller is currently bound by any contract, agreement, arrangement, commitment or understanding (written or oral) with, and has not granted any option or right currently in effect or which would arise after the date hereof to, any Person other than Purchaser with respect to the acquisition of any of such Seller’s Purchase Shares.
2.4 Consents and Approvals. Except as set forth in Section 2.4 of the Seller Disclosure Schedule, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent, approval, waiver or other similar authorization of any other Person (including, without limitation, any Person who is a party to a Contract binding on or affecting the Company or any Subsidiary), is required to be obtained by or on behalf of such Seller as a result of, or in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the Related Agreements (to the extent a party thereto) or the consummation of the transactions contemplated hereby and by such Related Agreements.
2.5 Litigation and Claims. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, there is no Action pending or, to the Knowledge of such Seller, threatened, against or affecting such Seller that could reasonably be expected to affect such Seller’s ability to consummate the transactions contemplated hereby or by the Related Agreements (to the extent a party thereto).
2.6 No Finder.
Except as set forth in Section 2.6 of the Seller Disclosure Schedule, neither such Seller nor any party acting on such Seller’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby or by the Related Agreements, and the Company will not be liable or obligated in any way whatsoever with respect to any such fee or commission.
2.7 Investment Representations.
Each Seller hereby acknowledges and agrees that each of the shares of Purchaser Common Stock to be received by such Seller pursuant to this Agreement will not be registered under the Securities Act or any state securities laws and may not be offered or sold except pursuant to registration or an exemption from the registration requirements of the Securities Act and all applicable state securities laws, subject to the terms and conditions of the Stockholders Agreement. In this connection, each Seller understands Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.8 Accredited Investor.
Each Seller represents that: (i) such Seller is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) and is acquiring Purchaser Common Stock for its own account, for investment purposes only, and not with a view to the resale or offer for sale thereof or with any present intention of distributing or selling or offering for sale any of such securities; and (ii) such Seller is capable of bearing the economic risk of such investment, including a complete loss of the investment in Purchaser Common Stock.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS
WITH RESPECT TO THE COMPANY
The Company hereby represents and warrants to Purchaser as set forth below.
3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of state of Delaware. The Company has full corporate power and authority to conduct all of the business and activities conducted by it, and to own or lease and operate all of the assets owned or leased by it; and is duly licensed, registered or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Effect.
3.2 Subsidiaries; Equity Interests.
(a) Section 3.2 of the Company Disclosure Schedule contains a complete list of each of the Company’s direct or indirect subsidiaries (each, a “Subsidiary”). Each such Subsidiary, including but not limited to Guarantee Insurance Company Inc. (referred to herein as the “Insurance Subsidiary”) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, each of which is listed on the Company Disclosure Schedule. Each Subsidiary has full corporate power and authority to conduct all of the business and activities conducted by it, and to own or lease and operate all of the assets owned or leased by it; and is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Effect. Each jurisdiction in which each of such subsidiaries is qualified to do business is listed on the Company Disclosure Schedule. Except as set out on Section 3.2 of the Company Disclosure Schedule, none of the Insurance Subsidiaries are commercially domiciled in any other jurisdiction.
(b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary, directly or indirectly, owns any capital stock of or other equity interests in any Person. Neither the Company nor any Subsidiary is a participant in any joint venture, partnership or similar arrangement.

3.3 Non-Contravention.
The execution and delivery of this Agreement by the Sellers does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, will not (or would not with the giving of notice or the passage of time):
(a) except as set forth in Section 3.3(a) of the Company Disclosure Schedule, constitute a default under or a violation or breach (with or without notice) of, or result in the acceleration of any obligation of the Company or any Subsidiary under, or change in any right or obligation of, the Company, any Subsidiary or counterparty under, any provision of any Contract to which the Company or any Subsidiary is a party or result in the termination or revocation of any authorization held by the Company or any Subsidiary or necessary to the ownership of the Company or any Subsidiary or the operation of the business of the Company or any Subsidiary;
(b) violate any Order or any Law affecting the Company or any Subsidiary, or their respective assets;
(c) violate or contravene the terms or provisions of the Amended and Restated Certificate of Incorporation, By-laws or similar formation or organizational documents of the Company or any Subsidiary; or
(d) result in the creation of any Lien on any of the assets of the Company or any Subsidiary.
3.4 Authority; Execution and Delivery; Enforceability; Corporate Documents
The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Sellers have delivered to Purchaser complete and correct copies of the Amended and Restated Certificate of Incorporation, By-laws and other organizational documents and stock transfer books of the Company and each Subsidiary. The Sellers have delivered to Purchaser copies of all minute books and all other existing records of any meeting of the board of directors (and any committee thereof) or stockholders of the Company and each Subsidiary, which minute books and records are complete and correct in all material respects. To the knowledge of the Company, no meeting of the board of directors (or committee thereof) or stockholders of the Company or any Subsidiary has occurred for which minutes have not been prepared and are not contained in such minute books.

3.5 Capitalization; Options
(a) The authorized capital stock of the Company consists of 5,000,000 shares of preferred stock, par value of $.001 per share, of which 1,200 shares has been designated Series A Convertible Preferred Stock, 1,000 shares of which are issued and outstanding; 40,000,000 shares of Common Stock, par value of $.001 per share, 346,026 shares of which are issued and outstanding; 4,000,000 shares of Series B Common Stock, par value $.001 per share, 800,000 shares of which are issued and outstanding; 62,500 shares of Company Common Stock underlie options granted pursuant to the 2005 Stock Option Plan; 101,000 shares of Company Common Stock underlie options granted pursuant to the 2006 Stock Option Plan. Except as set forth in this Section 3.5(a), no shares or classes of the Company’s capital stock are issued, outstanding or reserved for issuance.
(b) The authorized capital stock of each Subsidiary and the number of issued and outstanding shares is set forth on Section 3.5(b) of the Company Disclosure Schedule. All the outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens. The rights, preferences, privileges and restrictions applicable to the Company’s capital stock are as set forth in the Company’s currently effective Certificate of Incorporation. Except as set forth in Section 3.5(a) above, there are no outstanding subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, demands, commitments, voting agreements, voting trusts proxies or other arrangements of any character binding on the Company or any Subsidiary relating to any authorized and issued or unissued shares of capital stock of the Company or any Subsidiary, or other instruments binding on the Company or any Subsidiary convertible into or exchangeable for such stock, or which obligate the Company or any Subsidiary to seek authorization to issue additional shares of any class of stock, nor will any be created by virtue of this Agreement or the transactions contemplated hereby. None of the shares of capital stock of the Company or any Subsidiary were issued in violation of any applicable Laws.
3.6 Consents and Approvals
Except as set forth in Section 3.6 of the Company Disclosure Schedule, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent, approval, waiver or other similar authorization of any other Person (including without limitation any Person who is a party to a Contract binding on or affecting the Company or any Subsidiary), is required to be obtained by or on behalf of the Company or any Subsidiary as the case may be, as a result of, or in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
3.7 Title to Assets; Sufficiency of Assets.
(a) Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, the Company and the Subsidiaries have good and valid title to all of the properties and assets (whether tangible or intangible) that they purport to own, free and clear of all Liens (other than Permitted Liens), including, without limitation, all of the tangible and intangible assets reflected on the balance sheet included in the Company Audited Financial Statements, other than assets disposed of since December 31, 2008 in the ordinary course of business consistent with past practice.
(b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, none of the Sellers, or any of their Affiliates, own, directly or indirectly, any material assets used in or necessary to conduct the business of the Company or the Subsidiaries.

(c) All of the material tangible personal property of the Company and the Subsidiaries has been maintained in accordance with generally accepted industry practice and is in good working order and condition, reasonable wear and tear excepted in all material respects, and is suitable for the use to which they are being put. All of the leased personal property of the Company and the Subsidiaries is in the condition required of such property by the terms of the lease applicable thereto during the relevant term of the lease. None of such tangible personal property is in need of maintenance or repairs, except as shown in Section 3.7(c) of the Company Disclosure Schedule and except for ordinary routine maintenance and repairs that are not material in cost.
(d) No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether at law, by contract or otherwise) capable of becoming such, for the purchase or other acquisition from the Company or any Subsidiary of any of their assets other than in the ordinary course.
(e) The tangible property and assets owned and leased by each of the Company and each Subsidiary include all rights, assets and property necessary for the conduct of the business of the Company and each Subsidiary after the Closing, substantially in the same manner as it was conducted prior to the Closing.
3.8 Real Property.
(a) Section 3.8 of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property and interests in real property owned or leased by the Company or any Subsidiary (each of such real properties being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. Each lease pursuant to which Company or a Subsidiary leases a Company Property is referenced to herein as a Real Property Lease. Except as set forth in the Company Disclosure Schedule, there are no real properties or interests in real properties owned in any respect by the Company or any Subsidiary. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company and the Subsidiaries and which are necessary for the continued operation of such business by Purchaser as such business is currently conducted. To the Knowledge of the Company, all of the Company Properties, buildings, fixtures and improvements thereon leased by the Company and Subsidiaries are in good operating condition and repair (subject to normal wear and tear) in all material respects. The Company has delivered to Purchaser true, complete and correct copies of the Real Property Leases, together with all amendments, modifications or supplements thereto. No Person (other than the Company or a Subsidiary) has subleased or otherwise uses, possesses or occupies any of the premises covered by a Real Property Lease, except as shown on the Company Disclosure Schedule.
(b) Each Real Property Lease is in full force and effect, has not been amended (except as set forth on Section 3.8(b) of the Company Disclosure Schedule) and is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or the Subsidiaries and, to the Knowledge of the Company, of each other Person that is a party thereto. Neither the Company nor any Subsidiary has received written notice of any, default in any material respect (or any condition or event which, after notice or lapse of time or both, would constitute a default in any material respect) thereunder which remains uncured, except as set forth on the Company Disclosure Schedule. Neither the Company nor any Subsidiary has assigned or transferred all or any portion of its interests in any Real Property Lease. There are no disputes under any of the Real Property Leases in relation to the state of repair of the premises demised or otherwise, except as set forth on the Company Disclosure Schedule. Each Real Property Lease has not been assigned or encumbered by the Company or any Subsidiary, except as set forth on the Company Disclosure Schedule.

(c) No proceeding is pending or, to Knowledge of the Company, threatened for the taking or condemnation of all or any portion of the Company Properties. There is no brokerage commission or finder’s fee due from the Company or any Subsidiary and unpaid with regard to any of the Company Properties, or which will become due at any time in the future with regard to any Company Properties.
(d) Except as set forth on Section 3.8(d) of the Company Disclosure Schedule, the Company Properties and assets owned, leased or used by the Company or any Subsidiary in the operation of the Company Properties, including the walls, ceilings and other structural elements of any improvements erected on any part thereof and the building systems such as heating, plumbing, ventilation, air conditioning and electric, are adequate and sufficient for the current operations of the Company’s and the Subsidiaries’ business in all material respects.
(e) Neither the Company nor any Subsidiary has received any written notice that any portion of any of the security deposits under the Real Property Leases has been applied or retained by the lessor or licensor or sublessor thereunder, except as set forth on Section 3.8(e) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has within the last three years, with respect to any Real Property Lease, (i) made, asserted or has any defense, set off or counterclaim, (ii) claimed or is entitled to “free” rent, rent concessions, rebates or rent abatements, (iii) questioned or disputed its share of any additional rent or other charges required to be paid under such Real Property Lease, or (iv) made rent payments in advance for more than one month, except as set forth on the Company Disclosure Schedule. Except as set forth on the Company Disclosure Schedule, neither the Company nor any Subsidiary has exercised any option granted to it under any such Real Property Lease to (A) cancel or terminate such Real Property Lease or lessen the term thereof, (B) renew or extend the term thereof or (C) take additional space. Except as set forth on the Company Disclosure Schedule, there are no written or oral promises, understandings or commitments between the Company or any Subsidiary, on the one hand, and each other Person that is a party to such Real Property Lease, on the other hand, other than those contained in such Real Property Lease.
(f) To the Knowledge of the Company, the Company Properties are fully serviced by storm and sanitary sewers, water, gas, telephone and paved roads, and each of the said premises has valid and legal access to and from said roads.
3.9 Employment Related Agreements and Actions.
(a) Section 3.9(a) of the Company Disclosure Schedule contains a complete and correct list of the directors and the officers of the Company and each Subsidiary.

(b) Section 3.9(b) of the Company Disclosure Schedule contains a complete and correct list of all Contracts currently in effect with current or former employees, consultants, or independent contractors of the Company and each Subsidiary, in each case which provides for payments in excess of $100,000 per annum. The Company and each Subsidiary have delivered to Purchaser true, correct and complete copies of each such Contract and performed obligations required to be performed by it, and is entitled to all benefits under and is not in default under, any such Contract and, to the Knowledge of the Company, no other party to any such Contract is in default thereunder. Each such Contract is in full force and effect, unamended, and is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and, to the Knowledge of the Company, each other Person that is a party thereto. Except as set forth in the Company Disclosure Schedule, no event has occurred (including the performance of this Agreement) which, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Subsidiary, or, to the Knowledge of the Company, by any other party to any such Contract.
(c) With respect to employees of the Company or any Subsidiary (“Employees”), except as set forth in Section 3.9(c) of the Company Disclosure Schedule:
(i) none of the Employees is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such Employees, and neither the Company nor any Subsidiary is a party to or has any obligation under any collective bargaining agreement or other labor union contract or side agreement with any labor union or organization, or has any obligation to recognize or deal with any labor union or organization, and there are no such contracts or side agreements pertaining to or which determine the terms or conditions of employment of any Employee;
(ii) there are no pending or, to the Knowledge of the Company, threatened representation campaigns, elections or proceedings or questions concerning union representation involving any of the Employees;
(iii) to the Knowledge of the Company, there are no present activities or efforts of any labor union or organization (or representatives thereof) to organize any of the Employees, nor any demands for recognition or collective bargaining, nor any strikes, slowdowns or work stoppages of any kind or, to the Knowledge of the Company threats thereof, and no such activities, efforts, demands, strikes, slowdowns or work stoppages have occurred since January 1, 2004;
(iv) neither the Company nor any Subsidiary has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended, or any other applicable Law, and there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary;
(v) there are no controversies, claims, demands or grievances pending or, to the Knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective Employees or any actual or claimed representative thereof;

(vi) the Company and the Subsidiaries have at all times materially complied and are in compliance in all material respects with all applicable Laws respecting employment, wages, hours, compensation, occupational health and safety, and payment and withholding of taxes in connection with employment, and neither the Company, nor any Subsidiary, is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;
(vii) there are no claims, complaints or legal or administrative proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary before any federal, state or municipal court or any other Governmental Authority involving or relating to any past or present Employees or applicants for employment of the Company or any Subsidiary, or relating to any acts, omissions or practices of the Company or any Subsidiary relating to discrimination, harassment, wage payment, overtime and hours of work, workplace safety or any other employment-related issues. Neither the Company nor any Subsidiary is a party to or bound by any Order respecting the employment or compensation of any Employees or prospective Employees, other than garnishments of employee wages obtained by third parties. There are no pending investigations or abatement orders and no citations issued within the past 3 years by the Occupational Safety and Health Administration or any other Governmental Authority relating to the Company or any Subsidiary;
(viii) the Company and the Subsidiaries have paid in full to all of the Employees, or accrued on its books, all wages, salaries, commissions, bonuses, benefits and other compensation due to such Employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other applicable Law;
(ix) neither the Company nor any Subsidiary is closing, or since January 1, 2006, has closed any Facility, effectuated any layoffs of Employees or implemented any early retirement, separation or window program, nor has the Company or any Subsidiary planned or announced any such action or program for the future;
(x) the Company and each Subsidiary are in compliance with their obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement or Law; and
(xi) there are no written or oral employment manuals, policies, plans, guides, handbooks or instruction booklets that set out any terms and or conditions of employment for any of the Employees. To the Knowledge of the Company, none of the Employees have any non-competition or non-solicitation or other restrictive covenant agreements other than with the Company or any Subsidiary.
(d) Neither the Company nor any Subsidiary has any Employees whose primary work location is outside the United States.

3.10 Contracts.
(a) Section 3.10(a) of the Company Disclosure Schedule contains a complete and correct list of all Contracts that involve payments by, or to, the Company and/or any Subsidiary, of more than $100,000 per annum or $200,000 in the aggregate (or the equivalent amount in such other currencies in which the Company or any Subsidiary conduct business) and all material Contracts without regard to dollar amount, or such lower amount expressly set forth, in the following categories (each, a “Material Contract”):
(i) partnership or joint venture Contracts or arrangements or any other agreements involving a sharing of revenue or profits;
(ii) Contracts restricting the Company or any Subsidiary from carrying on its business or activities, as the case may be, in its usual and customary manner in any jurisdiction, including, without limitation, restricting the Company or any Subsidiary from hiring or soliciting any Person, or operating its assets at maximum capacity;
(iii) any non-competition agreements in favor of or restricting the Company or any Subsidiary (other than employment or consulting agreements);
(iv) each Contract between the Company or any Subsidiary, on the one hand, and any officer, director or Affiliate of the Company or any Subsidiary, on the other hand;
(v) any Contracts for the sale or other disposition by the Company or any Subsidiary of any of its assets, or the acquisition by the Company or any Subsidiary of any assets, other than in the ordinary course of business, consistent with past practice;
(vi) any Contracts relating to the leasing or chartering of any assets of the Company to or from any third party, except those with annual payments not more than $100,000;
(vii) any Contract that (a) limits or contains restrictions on the ability of the Company or any Subsidiary to declare or pay dividends on, or to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, or to incur Indebtedness, or to incur or suffer any Lien, to purchase or sell any of assets or properties, to change the lines of business in which it participates or engages or to engage in any Business Combination, or (b) require the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition;
(viii) any Contract relating to Indebtedness incurred or accrued by, or credit provided to, the Company or any Subsidiary;
(ix) any Contract of support, indemnification, guaranty, suretyship or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(x) any letters of credit, any currency exchange, commodities or other hedging arrangement or capitalized leases;
(xi) each outstanding loan or advance made by the Company or any Subsidiary to any director, officer, employee, stockholder or other Affiliate of the Company or any Subsidiary (other than any intercompany indebtedness reflected in the financial statements of the Company or such Subsidiary and any business-related advances to employees made in the ordinary course of business, consistent with past practice);
(xii) any reinsurance or retrocession agreements or other agreements relating to the transfer or assumption of risk by the Company or any Subsidiary (other than risk assumed under primary insurance policies issued by the Company’s insurance company Subsidiaries);
(xiii) any agency, producer, third party administrator, reinsurance intermediary, profit sharing, contingent commission, service or other agreements relating to insurance businesses of any Company or Subsidiary; and
(xiv) any Contract with any Seller or any Contract made out of the ordinary course of business and not consistent with past practice.
(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, the Company and each Subsidiary have, with respect to all Material Contracts, delivered to Purchaser true, correct and complete copies thereof and performed in all material respects the obligations required to be performed by them, and are entitled to all benefits under and are not in default in any material respect under, any Material Contract, and each Material Contract is in full force and effect, unamended, and, to the Knowledge of the Company, no other party to any Material Contract is in default in any material respect under any Material Contract. Except as set forth in the Company Disclosure Schedule, no event has occurred (including the performance of this Agreement) which, with the lapse of time or the giving of notice or both, would constitute a default in any material respect by the Company or any Subsidiary, or, to the Knowledge of the Company, by any other party to any Material Contract. For purposes of this Section 3.10(b), representations that are qualified by Knowledge with respect to another party’s compliance shall be deemed not to include the Knowledge qualifier if such other party to the Material Contract is an Affiliate of the Company or any Subsidiary.
3.11 Intellectual Property.
(a) The term “Intellectual Property” means, collectively, all worldwide:
(i) all U.S. and foreign patents, patent applications, mask works and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), whether pending or issued (collectively, “Patents”);
(ii) all U.S. and foreign pending applications to register and all issued registrations for trademarks, service marks and trade dress (collectively “Registered Trademarks”), Internet domain names, and all common law trademarks, service marks, trade dress, trade names and other commercial product or service designations and together with all goodwill and similar value associated with any of the foregoing;

(iii) copyrights (whether or not registered), mask works, “moral rights,” and all U.S. and foreign registrations and applications for registration thereof (“Registered Copyrights”), as well as rights to renew all such copyrights; and
(iv) all trade secrets (as such are determined under applicable law), know-how and other confidential business information (“Trade Secrets”), including technical information, inventions (whether patentable or unpatentable), designs and other industrial property, patent disclosures, any and all technology, supplier lists, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, customer lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing;
(v) all remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing.
(b) Section 3.11 of the Company Disclosure Schedule contains a true and complete list of all Patents, Registered Copyrights and Registered Trademarks owned by the Company or any Subsidiary and contains a reasonable identification of all common law trademarks and unregistered copyrights (including copyrights in computer software) owned by the Company or any Subsidiary the loss of which could be reasonably expected to have a Material Adverse Effect (collectively, the “Company Intellectual Property”), and includes details of all due dates for further filings, maintenance and other payments or other actions falling due in respect of the Company Intellectual Property within ninety (90) days following the date of this Agreement. All of the issued Patents, Registered Trademarks and Registered Copyrights included in the Company Intellectual Property are and remain valid and subsisting, in good standing, with all fees, payments and filings due as of the date of this Agreement duly made. All of the Patents, Registered Trademarks and Registered Copyrights included in the Company Intellectual Property are in compliance with all formal legal requirements. To the extent that any Patents, Registered Copyrights and Registered Trademarks included in the Company Intellectual Property are not publicly available from Governmental Authorities, the Company has made available to Purchaser copies of the files relating to the prosecution thereof.
(c) The term “Licensed Intellectual Property” means Intellectual Property rightfully used by the Company and/or a Subsidiary pursuant to a valid license, sublicense, consent or other similar written or oral agreement and material to the business of the Company and/or a Subsidiary. The parties and date of each such agreement, to the extent such agreement involves payments by, or to, the Company and/or any Subsidiary, of more than $100,000 per annum or $200,000 in the aggregate, are set forth in Section 3.10 or Section 3.11 of the Company Disclosure Schedule and the Company has delivered to Purchaser correct and complete copies of all such written agreements (and an accurate summary of all such oral agreements).

(d) To the Knowledge of the Company, neither the Company nor any Subsidiary has infringed upon or misappropriated any Intellectual Property rights or personal right of any Person anywhere in the world. The Company has not received any written notice, nor is any Action pending or, to the Knowledge of the Company, threatened by any Person, (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any Subsidiary of any of the Company Intellectual Property, or (ii) asserting that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by the Company or any Subsidiary infringes or will infringe on any Intellectual Property rights or personal right of any Person. To the Knowledge of the Company, there is and has been no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property or Licensed Intellectual Property by any third party, employee or former employee.
(e) All personnel (including employees, agents, consultants and contractors), who have authored or invented (or co-authored or co-invented) any of the Company Intellectual Property on behalf of the Company or any Subsidiary have executed nondisclosure agreements with the Company or such Subsidiary and either (i) have authored or invented such Company Intellectual Property as “work made for hire” and/or other arrangement or agreements with the Company or such Subsidiary in accordance with applicable Law that has accorded the Company and such Subsidiary full, effective, exclusive and original ownership of all rights whatsoever in all Intellectual Property rights thereby arising or relating thereto, or (ii) have executed appropriate instruments of assignment in favor of the Company and such Subsidiary as assignee that have conveyed to the Company and such Subsidiary effective and exclusive ownership of all Intellectual Property rights thereby arising and related thereto.
(f) The Company and each Subsidiary do not owe any royalties or other payments to third parties in respect of any of the Company Intellectual Property or Licensed Intellectual Property, except (i) pursuant to Contracts disclosed in Section 3.10 or Section 3.11 of the Company Disclosure Schedule (or not required to be disclosed in Section 3.10 or Section 3.11 of the Company Disclosure Schedule), and (ii) license, maintenance and other fees payable in the ordinary course with respect to licensed software.
(g) The Company and each Subsidiary has used its commercially reasonable efforts to regularly scan all software programs included among the Company Intellectual Property and Licensed Intellectual Property with virus detection software and the results of such scans have been made available to Purchaser. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware, including, without limitations, worms, bombs, trojan horses, backdoors or other disabling device code, or any other design or routine which improperly causes any system, software, data or information to be erased or become inoperable or otherwise incapable of being used, either automatically or upon command by any Person.
(h) The Company and each Subsidiary has implemented commercially reasonable steps in the physical and electronic protection of their information and electronically stored assets from unauthorized disclosure, use or modification. Section 3.11 of the Company Disclosure Schedule sets forth: (i) each breach of security since January 1, 2008 of which the Company has Knowledge or is aware; (ii) its known or anticipated consequences; and (iii) the steps the Company and each Subsidiary have taken to remedy such breach.

(i) The Company and each Subsidiary has taken and will continue to take commercially reasonable measures to protect the secrecy, confidentiality, and value of all of the Company Intellectual Property rights. Neither the Company nor any Subsidiary (or to the Knowledge of the Company, any other party) have taken any action nor, to the Knowledge of the Company, failed to take any action that directly or indirectly caused any Company Intellectual Property to enter the public domain or in any way adversely affect its value to Purchaser, or its absolute ownership thereof.
(j) The Company and each Subsidiary has implemented commercially reasonable steps consistent with “best” practices in the information systems industries in the physical and electronic protection of their information and electronically stored assets from unauthorized disclosure, use or modification. Section 3.11(j) of the Company Disclosure Schedule sets forth: (i) each breach of security since January 1, 2006 of which the Company has Knowledge or is aware; (ii) its known or anticipated consequences; and (iii) the steps the Company and each Subsidiary have taken to remedy such breach.
(k) The Company and each Subsidiary has taken and will continue to take commercially reasonable measures to protect the secrecy, confidentiality, and value of all of the Company Intellectual Property rights. Neither the Company nor any Subsidiary (or to the Knowledge of the Company, any other party) have taken any action nor, to the Knowledge of the Company, failed to take any action that directly or indirectly caused any Company Intellectual Property to enter the public domain or in any way adversely affect its value to Purchaser, or its absolute ownership thereof.
3.12 Insurance. Other than with respect to any insurance or reinsurance arrangements entered into in the ordinary course of the Company’s business:
(a) All material property and assets of the Company and the Subsidiaries are insured against loss or damage by all insurable hazards or risks on a replacement cost basis, subject to the deductibles in each applicable insurance policy. Section 3.12(a) of the Company Disclosure Schedule contains a complete and correct list (together with their respective termination dates) of all policies of fire, casualty, general liability, product liability, business interruption, defamation, personal injury, property damage, workers’ compensation and all other forms of insurance carried by the Company and the Subsidiaries or pursuant to which the Company or any Subsidiary is a named beneficiary or pursuant to which the business or properties of the Company or any Subsidiary is insured, complete and correct copies of which have been provided to Purchaser. All of such policies and any substantially equivalent replacement coverages are in full force and effect and no notice of nonrenewal, cancellation or termination has been received with respect to such coverage, and such policies are for amounts and for coverages customary for businesses of the type and size of the Company and its Subsidiaries, taken as a whole. The Company or the applicable Subsidiary has notified such insurers of any claim which could potentially exceed the applicable insurance policy deductible amount arising since May 1, 2003 known to it which it believes is covered by any such insurance policy and has provided Purchaser with a copy of such claim. Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company and its Subsidiaries do not self-insure any insurance programs. To the Knowledge of the Company, no insurer issuing insurance policies to the Company and/or any Subsidiary is currently insolvent, subject to liquidation, conservation or rehabilitation proceedings or otherwise financially impaired constituting a Material Adverse Effect.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, the Company or each applicable Subsidiary has notified the insurers of the Company and/or such Subsidiary of all claims known to them which are believed to be covered by insurance. All such claims have been filed on a timely basis with insurers and pursued by cooperating with and responding to insurers’ requests for documentation and/or information. To the extent any claim has been denied by insurers, information concerning such claim is set forth in the Company Disclosure Schedule.
(c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, there are no pending or potential claims under insurance covering the Company and/or any Subsidiary.
3.13 Books and Records. All accounting, financial and corporate Books and Records have been fully, properly and accurately kept and are complete in all material respects.
3.14 Financial Statements; Liabilities.
(a) The Company has provided to Purchaser the audited consolidated balance sheets of the Company and the Subsidiaries as of, and the audited consolidated statements of operations, retained earnings and cash flows of the Company and the Subsidiaries for the fiscal years ended, December 31, 2006, 2007 and 2008, together with the notes thereto and the opinions of BDO Seidman, LLP thereon (collectively, the “Company Audited Financial Statements”). The Company Audited Financial Statements have been prepared from the Books and Records of the Company and its Subsidiaries, and present fairly in all material respects, in conformity with GAAP consistently applied and consistent with prior periods, the assets, liabilities, income, losses, retained earnings, financial condition, results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for the periods and dates covered thereby.
(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise that are required by GAAP to be set forth on a consolidated balance sheet of the Company, except liabilities, obligations and contingencies, that (i) are reflected on or accrued or reserved against in the Company Audited Financial Statements for the fiscal year ended December 31, 2008, or reflected in any notes thereto or (ii) were incurred since December 31, 2008 in the ordinary course of business.
(c) As used herein, the term “Company SAP Statements” means the statutory financial statements of Guarantee Insurance (the only Subsidiary required to file statutory financial statements) as filed with the Florida Office of Insurance Regulation for the years ended December 31, 2006, December 31, 2007 and December 31, 2008 and any such annual and quarterly statutory statements filed subsequent to the date hereof, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations and certifications or other supporting documents. The Company has made available to Purchaser true and correct copies of the Company SAP Statements filed as of the date of this Agreement. Guarantee Insurance Company has filed or submitted, or will file or submit, all Company SAP Statements required to be filed with or submitted to the Florida Office of Insurance Regulation on forms prescribed or permitted by the Florida Office of Insurance Regulation. The Company SAP Statements were, and any Company SAP Statements filed after the date hereof will be, prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements present, and any Company SAP Statements filed after the date hereof will present, in all material respects the statutory financial position of such Company Subsidiaries as at the respective dates thereof and the results of operations of such Insurance Subsidiaries for the respective periods referred to in such statements. No written notice asserting any material deficiency has been received by the Company with respect to any Company SAP Statement filed prior to the date hereof by the Florida Office of Insurance Regulation. The annual statutory balance sheets and income statements included in the Company SAP Statements for the years ended December 31, 2006 and December 31, 2007 have been, and for the year ended December 31, 2008 will be, where required by applicable Law, audited by BDO Seidman, and the Company has made available to Purchaser true and correct copies of all audit opinions related thereto. Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements comply in all material respects with Florida Laws regulating the investments of insurance companies. There are no permitted practices utilized by the Company or any Insurance Subsidiary in the preparation of the Company SAP Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.
(d) The reserves carried on the Company SAP Statements, as of the respective dates of such Company SAP Statements, for future policy benefits, claims losses and similar purposes (including claims litigation) (i) have been computed and are in compliance in all material respects with the requirements for reserves established by the Florida Office of Insurance Regulation, except as otherwise noted in such Company SAP Statements, (ii) were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied and prepared in accordance with applicable SAP, (iii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the most recent prior fiscal year, except as otherwise noted in the Company SAP Statements, and (iv) were fairly stated in all material respects in accordance with sound actuarial principles.
3.15 Accounting Practices.
(a) The Company and the Subsidiaries maintain in all material respects accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls that provide assurances that: (i) transactions are executed with the authorization of the Company’s management; (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in accordance with GAAP and to maintain accountability for such assets; (iii) access to such assets is permitted only in accordance with the authorization of the Company’s management; (iv) the reporting of such assets is compared with existing assets at regular intervals; and (v) its accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of the accounts, notes and other receivables on a current, timely and consistent basis in accordance with applicable Laws and local practices.

(b) Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received or been under a duty to report (including any self reporting obligations) a non-frivolous complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Company or any Subsidiary has engaged in questionable accounting, reserving or auditing practices.
3.16 Tax Matters.
(a) The Company and each Subsidiary has:
(i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Company Tax Returns required to be filed, each of which is true, correct and complete in all material respects,
(ii) duly and timely paid in full, or caused to be paid in full, all Company Taxes due and payable (whether or not shown on any Company Tax Returns), and
(iii) properly accrued, in accordance with GAAP in the Company Audited Financial Statements and has adequate reserves for the payment of all Company Taxes that are or may become payable for all taxable periods or portions thereof ending through the date hereof and the Closing Date, respectively.
(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, (i) no Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return) under any Tax Law with respect to Taxes other than for a group of which the Company is the common parent, (ii) neither the Company nor any Subsidiary has any liability for the Taxes of any person (other than the Company and its current Subsidiaries) under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise, and (iii) neither the Company nor any Subsidiary is a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to Taxes with any person under which the Company or any Subsidiary will have any continuing rights or obligations following the Closing Date.
(c) Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, (i) neither the Internal Revenue Service nor any foreign, state, local or other Governmental Authority is now asserting or, to the Knowledge of the Company, threatening to assert any deficiency or claim for Taxes, and (ii) no federal, state, local or foreign audits or other administrative proceedings are presently pending with regard to any Company Tax Returns or Company Taxes.
(d) The Company and each Subsidiary have complied with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, sales Taxes, use Taxes and payroll and withholding Taxes).

(e) There is no Lien for any Tax upon any asset or property of the Company or any Subsidiary (except for any statutory Lien for any Tax not yet due).
(f) No jurisdiction where a Company Tax Return has not been filed has made or, to the Knowledge of the Company, threatened to make a claim for the filing of any Company Tax Return.
(g) Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement with any Governmental Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law) in respect of Company Taxes or Company Tax Returns.
(h) Except as set forth in Section 3.16(h) of the Company Disclosure Schedule, the federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service, or the statute of limitations on assessment or collection of any federal income Taxes due from the Company or any of its Subsidiaries has expired, through such taxable years as are set forth in the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Company Taxes.
(i) Sellers have made available to Purchaser complete and correct copies of (i) all Company Tax Returns for the past three taxable years; and (ii) all Tax examination reports and statements of deficiencies assessed with respect to the Company or any Subsidiary for the last three taxable years.
(j) There is no change of accounting method that currently requires, or will require, an adjustment to the taxable income of the Company of any Subsidiary under Section 481 of the Code for any period following the Closing Date. Neither the Company or any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (A) pursuant to a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (B) as a result of an “intercompany transaction” consummated prior to the Closing or an “excess loss account” existing at the Closing as such terms are defined in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) pursuant to an installment sale or open transaction disposition made prior to the Closing, or (D) as a result of any prepaid amount received prior to the Closing.
(k) Neither the Company nor any Subsidiary is, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

3.17 Absence of Certain Changes and Events.
Since December 31, 2008, except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company and each Subsidiary have conducted its business in the ordinary course thereof consistent with past practice and there has not been any:
(a) change in the business, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, working capital, results of operations or financial condition of the business of the Company or any Subsidiary, or any event, condition or contingency (either individually or taken together) that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect;
(b) (A) incurrence, payment or discharge of any liability or obligation (absolute, accrued, contingent or otherwise) in excess of $100,000, (B) sale or transfer of any property with a value in excess of $100,000, or (C) acquisition or sale, lease, grant of interest in, or other disposition of, any assets or businesses with a value in excess of $100,000, in each of clauses (A), (B) and (C), other than in the ordinary course of business, consistent with past practice;
(c) guarantee or any other assumption of the Indebtedness or other obligations of any Person in excess of $100,000;
(d) settlement or compromise of any Action in excess of $100,000 other than in the ordinary course of business;
(e) instance of the Company or any Subsidiary permitting or allowing any of their respective properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien (other than a Permitted Lien) in excess of $100,000;
(f) Tax election or change in a Tax election or the filing for any change of any method of accounting with any relevant Governmental Authority;
(g) change in any method of accounting applied in the preparation of the Company Audited Financial Statements, other than a change which is required by reason of a concurrent change in Law or GAAP;
(h) (A) adoption of or amendment to any benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the benefit of its employees, consultants or directors, (B) grant of any increase (other than increases required under any Contract entered into before December 31, 2008 and annual increases in the ordinary course of business, consistent with past practice) in the compensation of its employees, officers or directors (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment) or (C) pay any form of compensation, dividend or guaranty, other than base salary, to any employee, officer or director;
(i) entering into, change, termination or modification of any Material Contract;
(j) issuance or sale by the Company or any Subsidiary of any capital stock of the Company or any Subsidiary, or any security convertible into or exchangeable for, or any right exercisable to acquire, any shares of such capital stock;
(k) declaration, distribution or the setting aside for distribution of any property (including cash), or directly or indirectly, the redemption, purchase or other acquisition of any shares of capital stock;

(l) amendment, termination or waiver of any rights of value to the Company or any Subsidiary in excess of $100,000;
(m) any extraordinary loss, damage or destruction, whether or not covered by insurance;
(n) increase in the Company’s or any Subsidiary’s reserves for contingent liabilities;
(o) writing off as uncollectible any Inventory or Accounts Receivable or any portion thereof in amounts exceeding $50,000 in each instance or $100,000 in the aggregate;
(p) (i) disposal or lapse of any rights to the ownership or use of Company Intellectual Property, or (ii) disclosure to any Person (other than representatives of Purchaser) of any trade secret, formula, process, or other know-how included in the Company Intellectual Property not theretofore a matter of public knowledge in a manner which materially and adversely affects its value to the Company;
(q) making of any single capital expenditure or commitment in excess of $100,000 for additions to property, plant, equipment or intangible capital assets or the making of aggregate capital expenditures and commitments in excess of $500,000 (or the equivalent amount in such other currencies in which the Company or any Subsidiary conducts business) or additions to property, plant, equipment or intangible capital assets; or
(r) agreement, whether in writing or otherwise, to take any action described in this Section 3.17.
3.18 Litigation and Claims. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened or contemplated against or affecting the Company or any Subsidiary or any property or assets used by them or any of the Company’s capital stock, and there is no Action pending or, to the Knowledge of the Company, threatened or contemplated, against the Company or any Subsidiary affecting the propriety or validity of the transactions contemplated hereby. To the Knowledge of the Company, no event has occurred or circumstance exists which would reasonably be expected to give rise to or serve as a basis for the commencement of any Action by or against the Company or any Subsidiary. Except as set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary is subject to or in default under or with respect to any Order.
3.19 Governmental Permits; Compliance with Laws.
(a) The Company and each Subsidiary owns, holds or possesses all material Governmental Permits which are necessary to entitle it to own or lease, operate and use its assets and to carry on its business as currently conducted. Each such material Governmental Permit is valid, subsisting and in good standing. The Insurance Subsidiary is (i) duly licensed and/or authorized to conduct insurance business in its jurisdiction of domicile and each jurisdiction in which it conducts insurance business and is required to be so licensed or authorized; (ii) duly authorized in its jurisdiction of domicile and each other applicable jurisdiction to write each line of business reported as being written in the SAP Statements (as hereinafter defined), including reinsurance, as applicable; and (iii) is in compliance in all material respects with all applicable insurance holding company requirements, including filing and reporting requirements. The business of the Insurance Subsidiary has been and is being conducted in compliance in all material respects with the terms of its licenses and all such licenses, qualifications or Governmental Permits are in full force and effect. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there is no proceeding or investigation pending or, to the Knowledge of the Company, threatened, which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license, qualification or Governmental Permit. Except as set forth on Section 3.19(a) of the Company Disclosure Schedule, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Insurance Subsidiary to which the Company or any Subsidiary is a party, one hand and any governmental authority is a party or addressee, on the other hand, or orders or directives by, or supervisory letters from, any governmental authority specifically with respect to the Company or any Subsidiaries which (A) specifically limits the ability of the Company or any Subsidiary to issue insurance policies; (B) require any investments of Insurance Subsidiaries to be treated as nonadmitted assets; (C) require the divestiture of any investments of the Insurance Subsidiaries; (D) impose requirements that increase or otherwise modify the risk based capital requirements imposed under applicable Laws or (E) in any manner relate to the ability of the Company or any Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any Subsidiary in any material respect.
(b) Section 3.19(b) of the Company Disclosure Schedule sets forth a complete and correct list and brief description of each Governmental Permit owned, held or possessed by the Company or any Subsidiary. Except as set forth on the Company Disclosure Schedule, all such material Governmental Permits are renewable by their terms or in the ordinary course of business without the need for the Company or any Subsidiary to comply with any special rules or procedures, agree to any materially different terms or conditions, or pay any amounts other than routine filing fees.
(c) The Company and each Subsidiary have conducted their respective businesses in compliance, and are currently in compliance, in all material respects with all Laws which are applicable to their respective businesses, and, to the Knowledge of Sellers, its agents have marketed, sold and issued insurance policies and promoted the Company’s insurance business in compliance in all material respects with applicable laws.
3.20 Environmental Matters.
Except as set forth in Section 3.20 of the Company Disclosure Schedule:
(a) The Company and each Subsidiary, and the assets of the Company and each Subsidiary (including real property leased by the Company and each Subsidiary) are in compliance in all material respects with applicable Environmental Laws;
(b) Neither the Company nor any Subsidiary has caused or permitted a release of a Hazardous Substance to the Environment at any of the Facilities;

(c) To the Knowledge of the Company, there are no Environmental Conditions present at, on, or under, any Facility as a result of activities of the Company or any Subsidiary or, to the Knowledge of Sellers, as a result of the actions of any of their employees, agents or any other Person, in each case in amounts exceeding the levels permitted by applicable Environmental Law or under circumstances that would reasonably be expected to result in liability in any material respect under or relating to Environmental Law;
(d) Neither the Company nor any Subsidiary has disposed of, arranged for the disposal of, released, threatened to release, or transported any Hazardous Substances in violation of any applicable Environmental Law or in a manner that would reasonably be expected to result in liability under or relating to Environmental Law;
(f) Neither the Company nor any Subsidiary is subject to any Actions, is subject to any Order or has received any written notice or other written communication, or to the Knowledge of the Company any oral notice or oral communication, from any Governmental Authority or the current or prior owner or operator of any of the Facilities or any other Person, in each case with respect to any actual or potential violation or failure to comply with any Environmental Law or of any actual or threatened obligation or liability under any Environmental Law, or regarding any Hazardous Substances; and to the Knowledge of the Company, neither the Company nor any Subsidiary is threatened with any such Action, Order, notice or communication;
(g) Neither the Company nor any Subsidiary has been charged with or convicted of an offense for non-compliance with any Environmental Laws; and
(h) There are no Environmental Reports in the custody or control of the Company or any Subsidiary relating to the Facilities, the business of the Company or any Subsidiary or activities of the Company or any Subsidiary that have not been delivered to Purchaser.
3.21 Employee Plans.
(a) Except as set forth in Section 3.21 of the Company Disclosure Schedule, none of the Company, any Subsidiary, nor any other Person which together with the Company, any Subsidiary or any of the Sellers constitutes a member of the Company’s, any Subsidiary’s or such Seller’s “controlled group” or “affiliated service group” (within the meaning of Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code (each such group or groups and each member thereof hereinafter referred to individually and collectively as the “Group”)) sponsors or maintains, or has any material liability with respect to or has any present or future obligation to contribute to or make payment under (i) any employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, or (ii) any other material benefit plan, program, contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, consultants or independent contractors of the Group, or for the benefit of any other Person or Persons) including, without limitation, plans, programs, contracts or arrangements with respect to pension, retirement, profit sharing, deferred compensation, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, disability, relocation, child care, educational assistance, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria, pre-tax premium, flexible spending or other contribution, benefit or payment of any kind, and plans, programs, contracts or arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Company or any Subsidiary (all such employee benefit plans and other benefit plans, programs, contracts or arrangements, whether written or oral, hereinafter individually and collectively called the “Employee Benefit Plans”). Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any obligation other than as required by applicable Law, to amend any Employee Benefit Plan so as to increase benefits thereunder or otherwise or to establish any new benefit plan, program, contract or arrangement.

(b) No Employee Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 413(c) of the Code. No member of the Group is a party to, or participates in, or has any obligation or liability, contingent or otherwise, with respect to any multiemployer plan (as defined in Section 3(37) of ERISA). Each Employee Benefit Plan that provides for the payment of deferred compensation subject to Section 409A of the Code complies in form and operation with the requirements of that Section or comparable provision of any applicable Law. The Group has no obligation to indemnify or hold harmless any individual for any liability that results from the failure to comply with the requirements of Section 409A of the Code or comparable provision of any other applicable Law. The Group has not material liability for nonreporting or underreporting of income subject to Section 409A of the Code.
(c) Any and all amounts which any member of the Group is required to pay, deduct or remit, as contributions or otherwise, with respect to the Employee Benefit Plans, have been timely paid, deducted, remitted or accrued as of the Closing.
(d) Except as set forth in Section 3.21(d) of the Company Disclosure Schedule, each Employee Benefit Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and all applicable Law. All reports and information required to be filed with any Government Authority, or to be furnished to any participant, with respect to any Employee Benefit Plan have been timely filed, delivered or furnished. Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Sections 401(a) and 501(a) of the Code (a “Qualified Plan”) is the subject of an Internal Revenue Service opinion letter as to its qualified status and nothing has occurred to adversely affect such qualified status. There are no pending, or to the Company’s Knowledge, threatened or anticipated Actions, suits, claims, trials, demands, investigations, arbitrations or proceedings (other than routine claims for benefits) involving any of the Employee Benefit Plans with respect to or affecting the Company or any Subsidiary or any current or former employee of the Company or any Subsidiary. There have been no nonexempt “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any of the Employee Benefit Plans.
(e) A complete and correct copy of each of the Employee Benefit Plans and governing documents thereof, and all amendments thereto, whether currently effective or to become effective at a later date, and all contracts and agreements relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements, administration and recordkeeping agreements) have been delivered to Purchaser. In the case of any Employee Benefit Plan that is not in written form, an accurate and complete description of such Employee Benefit Plan has been delivered to Purchaser. With respect to each Employee Benefit Plan, Company has delivered to Purchaser a complete and correct copy of each of (i) the three most recent annual reports (Form 5500 series), including any schedules thereto and audit reports, (ii) the most recent summary plan description (including summaries of material modification), and a copy of any other material or documents distributed to any Employee, participant or any beneficiary in connection with any Employee Benefit Plan, (iii) the most recent Internal Revenue Service opinion letter, and (iv) in the case of any funded Employee Benefit Plan, to the extent not included in the annual reports (Form 5500 series) delivered to Purchaser, a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect thereto.

(f) There have been no material adverse changes in the financial condition of the respective Employee Benefit Plans (or other information provided hereunder) from that stated in each Employee Benefit Plan’s most recent of such annual reports.
(g) No Employee Benefit Plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any employees, former employees or directors of the Company or any Subsidiary beyond their retirement or other termination of service, other than group health continuation coverage mandated by applicable Law. No Employee Benefit Plan is a “voluntary employees beneficiary association” (within the meaning of Section 501(c)(9) of the Code), and there have been no other “welfare benefit funds’ (within the meaning of Section 419 of the Code) relating to employees or former employees.
(h) Except as set forth in Section 3.21(h) of the Company Disclosure Schedules, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby shall (either alone or upon the occurrence of additional events or acts) (x) require the Company or any Subsidiary to make any payment to, or obtain any consent or waiver from, any officer, director, employee, consultant or agent of any member of the Group (other than the Sellers) or (y) accelerate vesting or payment of any benefits or any payments, increase the amount or value of any benefit or payment or result in the payment of or obligation to pay any “excess parachute payment” (within the meaning of Section 280G of the Code).
(i) Except as set forth in Section 3.21(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any Contract that results or could result in any amount that is not deductible under Code Section 162(m), Code Section 280G, or Code Section 404, or any similar provision of applicable Law.
(j) Except for temporary clerical or security personnel, none of the Group’s employees is a “leased employee” within the meaning of Section 414(n) of the Code.
3.22 Accounts Receivable/Reinsurance Recoverables.
(a) Except to the extent of the amount of the reserve for doubtful accounts reflected in the Company Audited Financial Statements or as set forth on Section 3.22(a) of the Company Disclosure Schedule, all Accounts Receivable (including all insurance premiums receivable) of the Company or any Subsidiary reflected therein and all Accounts Receivable (including all insurance premiums receivable) that have arisen since December 31, 2008 (except Accounts Receivable that have been collected since such date) are valid and enforceable claims and constitute bona fide Accounts Receivable resulting from the sale of goods and services in the ordinary course of business.

(b) Reinsurance Recoverables of the Company or any Subsidiary reflected in the Company Audited Financial Statements and all Reinsurance Recoverables that have arisen since December 31, 2008 (except Reinsurance Recoverables that have been collected since such date) are valid and enforceable claims and constitute bona fide Reinsurance Recoverables resulting from the sale of goods and services in the ordinary course of business.
3.23 Major Customers.
Except as set forth on Section 3.23 of the Company Disclosure Schedule, no current customer of the Company accounted for greater than 5% of the Company’s 2008 annual revenue.
3.24 Bank Accounts. Section 3.24 of the Company Disclosure Schedule sets forth a complete list of (i) all bank accounts, savings deposits, money-market accounts, certificates of deposit, safety deposit boxes, and similar investment accounts with banks or other financial institutions maintained by or on behalf of the Company or any Subsidiary showing the depository bank or institution address, appropriate bank contact personnel, account number and names of signatories, and (ii) the names of all Persons holding powers of attorney from the Company or any Subsidiary. True, correct and complete copies of all powers of attorney granted by the Company or any Subsidiary have been provided to Purchaser. The Company and all Subsidiaries are in compliance with all applicable insurance Laws relating to maintenance and operation of accounts, including, but not limited to, fiduciary accounts holding premium trust funds, refunds and claim funds.
3.25 No Finder.
Except as set forth on Section 3.25 of the Company Disclosure Schedule, neither the Company nor any Subsidiary or any party acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby. The Company has delivered to the Purchaser a copy of any agreement the Company has with any broker, finder or intermediary for or on account of the transactions contemplated hereby.
3.26 Insurance Matters.
(a) Examinations. The Company has made available to Purchaser copies of all draft and final financial examination reports and market conduct examination reports of state insurance departments with respect to any Company Subsidiary that have been issued since January 1, 2004.
(b) Policy Materials. To the extent required under applicable Laws, all policies, binders, slips or other agreements of insurance and other agreements and materials that are issued or used in connection with the Insurance Subsidiaries’ business, including applications, brochures and marketing materials, are on forms approved by applicable insurance regulatory authorities or filed and not objected to by such authorities within the period provided for objection, and, in either case, not subsequently disapproved or required to be withdrawn or retired from issuance or use which have not been so withdrawn or retired, subject to such exceptions that, individually or in the aggregate, would not result in a Material Adverse Effect. In addition, (i) any rates or rating plans of the Insurance Subsidiaries required to be filed with or approved by any applicable Governmental Authority have been so filed or approved and (ii) the rates applied by each of the Company Subsidiaries to the contracts of insurance conform to the relevant filed or approved rates, subject, in the case of both (i) and (ii), to such exceptions that, individually or in the aggregate, would not result in a Material Adverse Effect.

(c) Agents and Producers. Except as set forth in Section 3.26(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person performing the duties of insurance producer, reinsurance intermediary, agency, agent, managing general agent, wholesaler or broker with respect to the Insurance Subsidiaries (collectively, “Company Producers”) individually accounting for 2% or more of the total gross premiums of all Insurance Subsidiaries for the year ended December 31, 2008, has notified the Company or any Company Subsidiary in writing that such Company Producer will be unable or unwilling to continue its relationship as a Company Producer with any Insurance Subsidiary within 12 months after the date hereof. Except as set forth in Section 3.26(c) of the Company Disclosure Schedule, to the knowledge of the Company, at the time any Company Producer wrote, sold, or produced business, or performed such other act for or on behalf of any Insurance Subsidiary that may require a license and/or appointment under applicable insurance Laws, such Company Producer was duly licensed and appointed as required by applicable insurance Law, in the particular jurisdiction in which such Company Producer wrote, sold, produced, solicited, or serviced such business, except for such failures to be licensed or appointed which have been cured or for which enforcement action is barred by an applicable statute of limitations. To the Knowledge of the Company, no Company Producer since December 31, 2006, has been, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any material term or provision of any Law applicable to the writing, sale or production of insurance or other business of any Insurance Subsidiary, except for such violations which have been cured or for which enforcement action is barred by an applicable statute of limitations. The contracts and other agreements between Company Producers, which individually account for more than 2% of the total gross premiums of all Insurance Subsidiaries for the year ended December 31, 2008, and the Company or any Insurance Subsidiary are valid, binding and in full force and effect in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and, to the Knowledge of the Company, none of the parties to such contracts and agreements are in default thereunder in any material respect. The Company has made available to Purchaser a true and correct copy of each standard form agency agreement used by the Company or any Insurance Subsidiary since December 31, 2006.
(d) Reinsurance. Section 3.26(d) of the Company Disclosure Schedule sets forth a list of all reinsurance treaties and agreements, to which any Insurance Subsidiary is a party and under which or any Insurance Subsidiary has any material existing rights, obligations or liabilities (the “Company Reinsurance Agreements”). Copies of all Company Reinsurance Agreements that are in effect on the date of this Agreement have been made available to Purchaser. Except as set forth on the Company Disclosure Schedule, no Insurance Subsidiary, nor, to the Knowledge of the Company, any other party to a Company Reinsurance Agreement, is in default in any material respect as to any provision thereof. Since December 31, 2006, to the date hereof, the Company has not received any written notice from any of its reinsurers that any material amount of reinsurance ceded by any insurance Subsidiary will be uncollectible. Except as disclosed in Section 3.26(d) of the Company Disclosure Schedule, the Insurance Subsidiaries are entitled under applicable Law to take full credit on the applicable Company SAP Statement with respect to any Company Reinsurance Agreement pursuant to which such subsidiary has ceded material liabilities (including retrocessions). Except as set forth in Section 3.26(d) of the Company Disclosure Schedule, no Insurance Subsidiary has received any notice from any party to any reinsurance agreement or treaty of any material dispute or default with respect to any Company Reinsurance Agreement. Assuming no default by any party other than any Insurance Subsidiary, all such Company Reinsurance Agreements are in full force and effect to the respective dates noted thereon, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. There are no entities, other than the Insurance Subsidiaries that are parties to such agreements, that have rights to access coverage under any such Company Reinsurance Agreements.

(e) Finite Risk Insurance or Reinsurance. Except as disclosed in Section 3.26(e) of the Company Disclosure Schedule, all Company Reinsurance Agreements for which the any Insurance Subsidiary is taking credit on any Company SAP Statements satisfy the requisite risk transfer criteria necessary to obtain reinsurance accounting treatment under Statement of Statutory Accounting Principles No. 62, as applicable to such Insurance Subsidiary.
(f) Actuarial Reports. Prior to the date of this Agreement, the Company has made available to Purchaser true and correct copies of all actuarial reports issued since January 1, 2006 by independent actuaries, with respect to the Insurance Subsidiaries required to file Company SAP Statements, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). There have been no actuarial reports of a similar nature covering any Insurance Subsidiary referred to in those reports in respect of any period subsequent to the latest period covered in the latest of such actuarial reports. To the Knowledge of the Company, the information and data furnished by the Company or any Insurance Subsidiary to its independent actuaries in connection with the preparation of any such Company Actuarial Analysis was accurate in all material respects for the periods covered in such reports. Each Company Actuarial Analysis was prepared in all material respects in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).
(g) Policy Dividends. Except as set forth in Section 3.26(g) of the Company Disclosure Schedule, there are no insurance policies issued, reinsured or assumed by Insurance Subsidiaries that are currently in force under which any of the Insurance Subsidiaries may be required to pay dividends to the holders thereof.
3.27 Investment Company. Neither the Company nor any of the Subsidiaries is and, after giving effect to the transactions contemplated by this Agreement, will be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
3.28 Interests of Officers and Directors. None of the officers or directors of the Company has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company, or in any supplier, distributor or customer of the Company, or any other relationship, Contract, agreement, arrangement or understanding with the Company.

3.29 Privacy. The Company (i) complies with the Privacy Statements (as defined below) as applicable to any given set of personal information collected by the Company from Individuals (as defined below), (ii) complies in all material respects with all applicable federal, state, local and foreign laws and regulations regarding the collection, retention, use, transfer or disclosure of personal information and (iii) takes reasonable measures to protect and maintain the confidential nature of the personal information provided to the Company by Individuals in accordance with the terms of the applicable Privacy Statements; to the Company’s knowledge, no claims or controversies have arisen regarding the Privacy Statements or the implementation thereof. As used herein, “Privacy Statements” means, collectively, any and all of the Company’s privacy statements and policies published on Company websites or products or otherwise made available by the Company regarding the collection, retention, use and distribution of the personal information of individuals, including from visitors or users of any Company websites or products (“Individuals”).
3.30 FCPA. None of the Company nor any of the Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of such entities is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and the Subsidiaries and, to the knowledge of the Company, their affiliates have conducted their businesses in compliance with the FCPA.
3.31 OFAC. None of the Company, any director or officer of the Company, or, to the knowledge of the Company, any agent, employee, Affiliate or Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in violation of any U.S. sanctions administered by OFAC.
3.32 Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

3.33 Full Disclosure. To the Knowledge of the Company, none of the representations and warranties made by the Company or the Seller in this Agreement and the schedules delivered to Purchaser contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks. None of the information contained in the Company’s Form S-1 Registration Statement (File No. 150864) when filed with the SEC on October 2, 2008 contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Purchaser or at the time of the Purchaser Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Neither the Sellers nor the Company make any representations or warranties to the Purchaser in connection with the sale and transfer of the shares to the Purchaser other than those expressly set forth in this Agreement and in the Seller Disclosure Schedule or the Company Disclosure Schedule, or in any exhibit, schedule, certificate or other instrument furnished or to be furnished by or on behalf of the Company or the Sellers in connection herewith or pursuant hereto.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to each Seller as set forth below:
4.1 Organization; Good Standing.
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
4.2 Authority; Execution and Delivery; Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to obtaining Stockholder Approval. Other than obtaining Stockholder Approval, all corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 Non-Contravention.
The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not (or would not with the giving of notice or the passage of time):
(a) constitute a violation or breach of the certificate of incorporation or the by-laws of Purchaser;
(b) constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any material Contract or other instrument to which Purchaser is a party or by which any of the assets of Purchaser is bound; or
(c) assuming the consents described in Section 4.4 have been received, violate any Order or any Law affecting Purchaser or its assets.
4.4 Consents and Approvals. Except as set forth in Purchaser Disclosure Schedule, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (other than Stockholder Approval) is required to be obtained by or on behalf of Purchaser in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
4.5 Tax Matters. The Purchaser has:
(a) duly and timely filed, or caused to be filed, in accordance with applicable Law all Tax returns required to be filed, each of which is true, correct and complete in all material respects; and
(b) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable (whether or not shown on any Tax returns).
4.6 Investment Company. The Purchaser is not, and, after giving effect to the transactions contemplated by this Agreement, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
4.7 SEC Reports.
Purchaser has filed all forms, reports and documents required to be filed by it with the SEC since October 9, 2007 (collectively, the “SEC Reports”). Except as set forth on the Purchaser Disclosure Schedule, the SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on the Purchaser Disclosure Schedule, each of the balance sheets (including the related notes) included in the SEC Reports presents fairly in all material respects the consolidated financial position of Purchaser as of the respective dates thereof, and the other related financial statements (including the related notes) included therein presented fairly in all material respects the consolidated results of operations and changes in financial position of Purchaser for the respective periods indicated, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals. Each of the financial statements (including the related notes) included in the SEC Reports has been prepared in accordance with GAAP, consistently applied, except as otherwise noted therein or, in the case of the unaudited financial statements, as permitted by the applicable rules and regulations of the SEC.

(b) Except as set forth in the Purchaser Disclosure Schedule, Purchaser has no liabilities or obligations that are required by GAAP to be set forth on a consolidated balance sheet of the Purchaser, except liabilities, obligations and contingencies, that (i) are reflected on or accrued or reserved against in the Purchaser’s audited financial statements for the fiscal year ended December 31, 2008, or reflected in any notes thereto, (ii) were incurred since December 31, 2008 in the ordinary course of business or (iii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
4.8 Employee Benefit Plans. Purchaser does not maintain, and has no liability under, any Employee Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.
4.9 Employee Matters. The Purchaser’s Directors and Officers are as set forth in the Purchaser’s Form 10-K for the period ended December 31, 2008. The Purchaser does not have any current or former employees.
4.10 Material Contracts.
(a) Except as set forth in the SEC Reports and as set forth on Section 4.10 of the Purchaser Disclosure Schedule, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Purchaser is a party or by or to which any of the properties or assets of Purchaser may be bound, subject or affected, which either (i) creates or imposes a liability greater than $50,000, or (ii) may not be cancelled by Purchaser on less than 60 days’ or less prior notice (the “Purchaser Material Contracts “). All Purchaser Material Contracts have been made available to the Company, and are set forth in the Purchaser Disclosure Schedule other than those that are exhibits to the SEC Reports.
(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid and enforceable in all material respects; (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Purchaser, or permit termination or acceleration by the other party, under the Purchaser Material Contract; and (iv) to Purchaser’s knowledge, no other party to the Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser, under any Purchaser Material Contract.

4.11 Trust Fund. Since October 31, 2007, Purchaser has had at least $68,515,928 in the trust fund established by Purchaser for the benefit of its public stockholders (the “ Trust Fund”), invested in money market funds, managed by JPMorgan Chase, which invest in U.S. government securities, held in trust (the “Trust Account”) by American Stock Transfer & Trust Company (the “ Trustee “) pursuant to the Investment Management Trust Account Agreement, dated as of October 9, 2007, between Parent and Trustee (the “ Trust Agreement “). Upon consummation of the transactions contemplated by this Agreement and notice thereof to the Trustee and disbursement from the Trust Account by the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Purchaser the Trust Fund held in the Trust Account and, after taking into account any funds paid to stockholders of Purchaser holding shares of Purchaser’s common stock sold in Purchaser’s initial public offering who shall have voted against the transactions contemplated by this Agreement and demanded that Purchaser convert their shares of Purchaser’s common stock into cash pursuant to Purchaser’s certificate of incorporation, which Trust Fund will be free of any Liens whatsoever, and will be available for use in the businesses of Purchaser and the Company.
4.12 Purchase Price.
The shares of Purchaser Common Stock issued as Purchase Price, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, will be free and clear of any Liens and other restrictions on transfer (other than restrictions on transfer under applicable federal and state securities laws, and restrictions applicable to the Sellers pursuant to the Stockholders Agreement) and will not be subject to preemptive rights or rights of first refusal.
4.13 Litigation and Claims.
There is no Action pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser with respect to the propriety or validity of the transactions contemplated hereby.
4.14 Capitalization. The authorized capital stock of Purchaser consists of (a) 49,000,000 shares of common stock, $0.0001 par value per share, of which 10,485,300 shares are issued and outstanding and 11,960,300 shares are reserved for issuance upon exercise of 10,910,300 outstanding warrants (the “Purchaser Warrants”) and an option to acquire 525,000 Units held by the Purchaser’s underwriter, and (b) 1,000,000 shares of preferred stock, $0.0001 par value per share, none of which are issued or outstanding. Except as set forth in this Section 4.14, no shares of Purchaser’s capital stock are issued, outstanding or reserved for issuance. All the outstanding shares of capital stock of Purchaser have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens. The rights, preferences, privileges and restrictions applicable to Purchaser’s capital stock are as set forth in Purchaser’s currently effective Certificate of Incorporation, as amended. Except as set forth in this Section 4.14, there are no outstanding subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, demands, commitments, voting agreements, voting trusts proxies or other arrangements of any character binding on Purchaser relating to any authorized and issued or unissued shares of capital stock of Purchaser, or other instruments binding on Purchaser convertible into or exchangeable for such stock, or which obligate Purchaser to seek authorization to issue additional shares of any class of stock, nor will any be created by virtue of this Agreement or the transactions contemplated hereby. None of the shares of capital stock of Purchaser were issued in violation of any applicable Laws.

4.15 No Finder.
Except as set forth on Purchaser Disclosure Schedule, neither Purchaser nor any party acting on its behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby.
4.16 Board Approval.
The Board of Directors of the Purchaser (including any required committee or subgroup of the Board of Directors of Purchaser) has, as of the date of this Agreement, determined that the fair market value of the Company is equal to at least 80% of Purchaser’s net assets.
4.17 Tax Free Merger.
(a) Purchaser has no plan or intention to sell or otherwise dispose of any capital stock of the Company acquired in the transactions contemplated hereunder, or to take any action, which would result in Purchaser not being in control of the Company after the acquisition, other than, in each case, actions permitted by section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.
(b) Purchaser does not currently own any shares of capital stock of the Company.
(c) Following the acquisition, Purchaser will cause the Company to continue the Company’s historic business or to use a significant portion of the Company’s historic business assets in a business within the meaning of section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company’s historic business assets and historic business, respectively.
(d) Purchaser does not have a plan or intention to require, and, to Purchaser’s knowledge, no person related to Purchaser within the meaning of Treasury Regulation section 1.368-1(e)(3) has a plan or intention to acquire, any Purchaser stock issued in the acquisition, other than pursuant to a share repurchase program described in Revenue Ruling 99-58

ARTICLE V.
ACTION PRIOR TO THE CLOSING DATE
From and after the execution of this Agreement until the Closing Time (or earlier termination of this Agreement in accordance with Section 10.1):
5.1 Conduct of Business.
(a) The Company and the Sellers shall, and shall cause the Company and each Subsidiary to, (i) continue to conduct the business of the Company and each Subsidiary in the ordinary course thereof and use its commercially reasonable efforts to maintain its business in substantially the same manner as heretofore, carry on its business practices in substantially the same manner as heretofore and keep their books of account, records and files in a manner consistent with past practice, (ii) use its commercially reasonable efforts to preserve the organization of the business of the Company and each Subsidiary intact and to retain the services of the employees of the Company and each Subsidiary and to preserve the goodwill of the suppliers and customers of the business of the Company and each Subsidiary, (iii) pay and perform all of the debts, obligations and liabilities of the Company and each Subsidiary as and when due and manage the working capital of the Company and each Subsidiary consistent with past practice; (iv) maintain all of the Company’s material assets in a manner consistent with past practices and not take any action adverse to the preservation of such material assets, (v) fully satisfy all obligations, on a timely basis, under each Employee Benefit Plan, including, without limitation, all contribution obligations, and to administer, operate and maintain each such Employee Benefit Plan in accordance with its terms and all applicable Laws, including with respect to any Qualified Plan, the qualification requirements of the Code; (vi) comply in all material respects with all Laws applicable to the Company and each Subsidiary; (vii) insure and keep fully insured all properties of the Company and each Subsidiary, customarily insured by companies carrying on a similar business, but in no event to a lesser extent than existed prior to the execution of this Agreement; (viii) comply in all material respects with the requirements of Environmental Laws and to notify Purchaser immediately in the event of any release or discovery of any Hazardous Substance or contaminant at, upon, under, over or within any Company Property and promptly forward to Purchaser copies of all Orders, notices, permits, applications or other communications and reports in connection with any release or the presence of any contaminant or any matters relating to Environmental Laws as they affect any Company Property; (ix) defend the title to and all of the Company’s and each Subsidiary’s rights in all of the material Company Intellectual Property; (x) prepare and file all Company Tax Returns required to be filed after the date hereof and on or before the Closing Date in a timely manner and in a manner consistent with prior years and applicable Tax Laws, and timely pay all Taxes shown thereon; (xi) pay, or establish adequate reserves for the payment of, all Taxes payable for taxable periods or portions thereof ending through the Closing Date, (xii) obtain, renew and otherwise keep in full force and effect all authorizations, licenses, certificates and permits from the appropriate federal, state and local Governmental Authorities, including, without limitation, the Florida Office of Insurance Regulation and any other state insurance regulatory body having authority to regulate the Company or other Subsidiary, necessary to authorize the Company and each Subsidiary to lawfully engage in business, and observe and comply in all material respects with the terms and conditions of any such authorizations, licenses, certificates and permits, and (xiii) conduct the business of the Company and each Subsidiary in such a manner that, on the Closing Date, the representations and warranties of the Sellers contained in this Agreement shall be true, correct and complete in all material respects (except to the extent that such representations and warranties are already modified by materiality) as if such representations and warranties were made on and as of such date.

(b) Notwithstanding Section 5.1(a) hereof, the Company and the Sellers shall not, and shall cause the Company and each Subsidiary not to, without the prior written consent of Purchaser:
(i) make any material change in the business or the operations of the Company or any Subsidiary, including, but not limited to, altering or making material changes to existing underwriting, claim handling, loss control, investment, actuarial, reserving, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by a concurrent change in Law, GAAP or applicable SAP;
(ii) (A) incur, pay or discharge any liability or obligation (absolute, accrued, contingent or otherwise), (B) sell or transfer any property, (C) acquire or sell, lease, grant an interest in or dispose of any assets or businesses, in each case, other than in the ordinary course of business consistent with past practice, or otherwise incur any Indebtedness or (D) enter into any merger agreement, purchase agreement or other similar agreement to sell the Company’s stock or the assets of the Company or to solicit or encourage the submission of any such proposal or offer;
(iii) other than business-related advances to employees in the ordinary course of business, consistent with past practice, (A) guarantee or assume any other obligation of any Person, or (B) make any loan or advance to any Person;
(iv) waive any right of value owed to, cancel any debt owed to, or claims held by, the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;
(v) settle or compromise any Action other than in the ordinary course of business (other than an Action involving a claim for Taxes, which shall be governed by clause (vi) below);
(vi) (A) make or rescind any Tax election, (B) settle or compromise any Action relating to Taxes, (C) make a request for a written ruling of any Governmental Authority relating to Company Taxes, (D) enter into a written legally binding agreement with a Governmental Authority relating to Company Taxes, or (E) except as required by Law, change any of its methods of reporting income or deductions for federal income Tax purposes from those previously employed in the preparation of its federal income Tax Returns;
(vii) make any change in the methods of accounting or accounting principles applied in the preparation of the financial statements of the Company or any Subsidiary other than a change which is required by reason of a concurrent change in Law or GAAP;

(viii) (A) adopt, terminate, amend in any respect (except as required by this Agreement or applicable Law and, to the extent required by applicable Law and if compliance therewith presents options, only to the extent that the option chosen is the option which the Company reasonably believes to be the least costly), fund or secure any benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the compensation or benefit of its employees, consultants or directors, (B) grant any general increase (other than increases required under a Contract) in the compensation of its employees (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment) or any increase (other than increases required under a Contract) in the compensation payable or to become payable to any officer or director, (C) except as set forth on Section 5.1(b)(viii) of the Company Disclosure Schedule pay any form of compensation, dividend or guaranty, other than base salary, to any employee, officer or director or (D) completely or partially withdraw (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan;
(ix) amend, modify, terminate or breach any Material Contract in any material respect, or enter into any Contract which, had such Contract been entered into prior to the date hereof, would qualify as a Material Contract;
(x) enter into, amend or modify any collective bargaining agreements;
(xi) authorize, undertake, or enter into any commitment with respect to, capital expenditure projects individually in excess of $100,000 or in the aggregate in excess of $500,000 (or the equivalent amount in such other currencies in which the Company or any Subsidiary conducts business);
(xii) amend the articles or certificates of incorporation, as applicable, or by-laws or other governing documents of the Company or any Subsidiary;
(xiii) issue, deliver, or agree (actually or contingently) to issue or deliver (whether pursuant to any option or otherwise), or grant or modify any option, warrant or other right to purchase or otherwise acquire, any shares of the capital stock of the Company or any Subsidiary, or any security convertible into or exchangeable for, any shares of such capital stock, or issue or agree to issue any bonds, notes, or other securities;
(xiv) split, combine or reclassify any shares of the capital stock of the Company or any Subsidiary, retire, redeem or otherwise acquire any shares of the capital stock of the Company or any Subsidiary, or declare, set aside or make any dividend or distributions of cash or other property in respect of the capital stock of the Company or any Subsidiary, or agree to do any of the foregoing;
(xv) fail to maintain in force, or make any change in (except in the ordinary course of business), the insurance coverage contemplated by Section 3.12 (or substantially equivalent replacement coverage) as being maintained by the Company or any Subsidiary;
(xvi) issue any communication to employees of the Company or any Subsidiary with respect to compensation, benefits or employment continuation or opportunity following the Closing, except as required by Law;
(xvii) enter into any partnership or joint venture agreement or arrangement or any similar agreement or arrangement;

(xviii) enter into any Contract which would require a consent thereunder with respect to the consummation of the transactions contemplated hereby;
(xix) enter into a voluntary recognition agreement or other Contract with, or otherwise voluntarily recognize, any employee association, labor union or other similar organization with respect to any employees of the Company or any Subsidiary; or
(xx) agree, whether in writing or otherwise, to do any of the foregoing.
provided, however, that nothing in this section 5.1(b) shall require the written consent of Purchaser to the extent the action taken or to be taken is in the ordinary course of business of the Company or otherwise reasonably necessary for the Company to continue to operate its business as currently conducted or as presently contemplated to be conducted.
5.2 Notification of Certain Matters.
The Sellers, on the one hand, or Purchaser, on the other hand, will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event or condition which would constitute a breach of any of the representations and warranties contained in Article II, Article III or Article IV, or would result in the inability of any condition contained in Articles VII or VIII to be satisfied or would otherwise prevent it from consummating the transactions contemplated hereby, give written notice in reasonable detail thereof to Purchaser or the Sellers, as the case may be, and each of the Sellers or Purchaser, as the case may be, shall use its reasonable best efforts to prevent or promptly to remedy such event, condition or breach. None of the disclosures pursuant to this Section 5.2 or investigations enabled or performed pursuant to Section 5.3 will be deemed to qualify, modify, or amend or supplement the representations, warranties or covenants of any party.
5.3 Access.
Subject to the terms of the Confidentiality Agreement, the Sellers shall afford Purchaser’s employees, auditors, legal counsel and other authorized representatives and advisors all reasonable opportunity and access during normal business hours to inspect, investigate and audit the assets, liabilities, Contracts, Books and Records, operations and business of the Company and each Subsidiary and to interview the employees and officers of the Company and each Subsidiary. The Sellers shall also permit Purchaser to meet with the customers and other business partners of the Company and each Subsidiary to discuss the business conducted between the Company and each Subsidiary and such customers and business partners. At the request of Purchaser, the Sellers shall execute or cause to be executed, such consents, authorizations and directions as may be necessary to enable Purchaser and its representatives to obtain access to all files and records maintained by Governmental Authorities in respect of the Company, the Subsidiaries and their respective businesses.

5.4 Purchaser Stockholder Approval.
(a) Purchaser shall, as soon as practicable following its receipt of (x) all required information for inclusion in the Proxy Statement (as hereinafter defined) from the Company and the Subsidiaries and (y) any necessary accountant consent with respect to the inclusion in the Proxy Statement of the audited financial statements of the Company and the Subsidiaries, file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form or such other form, statement or report as may be required under the federal securities laws, (such proxy statement or such other form, and any amendments or supplements thereto being the “Proxy Statement”) relating to a stockholders meeting (the “Stockholder Meeting”) to be held by Purchaser to obtain Stockholder Approval (as hereinafter defined). Purchaser shall duly call, give notice of, convene and hold the Stockholder Meeting and solicit proxies as promptly as reasonably practicable in accordance with applicable law for the purpose of seeking Stockholder Approval. “Stockholder Approval” shall mean (i) the affirmative vote of the holders of a majority of the shares of the issued and outstanding voting stock of Purchaser in favor of the transactions contemplated by this Agreement and (ii) the holders of less than 30% of the Company Class A Common Stock issued in Purchaser’s initial public offering shall have exercised their conversion rights with respect to their shares of Company Class A Common Stock in connection with such vote, all in accordance with, and as required by, Purchaser’s Amended and Restated Certificate of Incorporation.
(b) Purchaser agrees that the Proxy Statement will comply in all material respects with all of the requirements of the Exchange Act and Purchaser will ensure that the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Purchaser with respect to information supplied in writing by the Company or the Sellers for inclusion in the Proxy Statement. Purchaser shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information becomes false or misleading and shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to its stockholders, in each case as and to the extent required by the Exchange Act. Purchaser shall give the Sellers and their counsel a reasonable opportunity (but no more than 5 Business Days) to review and comment on the Proxy Statement, and any amendments or supplements thereto, prior to the filing of any such documents with the SEC and Purchaser will give due consideration to the Sellers’ comments. Purchaser will provide to the Sellers and their counsel any comments that Purchaser or its counsel may receive from the SEC or its staff, whether written or oral, with respect to the Proxy Statement promptly after receipt of any such comments. Purchaser will use its reasonable best efforts to respond to any comments received from the SEC or its staff.

(c) The Company and the Sellers shall furnish to Purchaser all information concerning the Sellers, the Company and the Subsidiaries, their respective directors, officers and stockholders (including the directors of the Company to be elected as directors of Purchaser effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Sellers, the Company and/or Purchaser to any third party and/or any Governmental Authority in connection with the Proxy Statement (including, if required by the Exchange Act, copies of the unaudited consolidated balance sheets and statements of operations and cash flows of the Company and the Subsidiaries for periods other than those covered by the Company Audited Financial Statements, which will be prepared from the books and records of the Company and its Subsidiaries, and will present fairly the assets, liabilities, income, losses, retained earnings, financial condition, results of operations and cash flows of the Company and its Subsidiaries for the periods and dates covered thereby, in conformity with GAAP, the Exchange Act and the rules and regulations of the SEC), and will ensure that none of such information (including any information included in Section 5.4(c) of the Company Disclosure Schedule, the Company Audited Financial Statements and any financial statements with respect to the Company and the Subsidiaries for any periods after December 31, 2008) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such information which would make the preceding sentence incorrect should occur, the Sellers will promptly notify Purchaser of such change. Purchaser shall promptly correct any such information in the Proxy Statement and shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to its stockholders, in each case as and to the extent required by the Exchange Act.
(d) The Company and the Sellers shall use their reasonable best efforts to obtain the auditors’ consents to the inclusion of the Company Audited Financial Statements in the Proxy Statement, and to otherwise provide as soon as reasonably practicable any information about the Company and the Subsidiaries required by the Exchange Act reasonably sufficient to permit Purchaser to prepare and file the Proxy Statement.
(e) Purchaser, through its board of directors, shall recommend to its stockholders that they give the Stockholder Approval and, subject to applicable Law and the exercise of its fiduciary duties (in the good faith judgment of its board of directors based on the advice of independent legal counsel), shall not withdraw or modify its recommendation.
5.5 Notice of Litigation.
Promptly after obtaining Knowledge of the commencement of or the threatened occurrence of any Action against or with respect to the Company, any Subsidiary or any capital stock of the Company, the Company and the Sellers shall give detailed written notice thereof to Purchaser.
5.6 Fulfillment of Conditions to Purchaser’s Obligations.
The Company and the Sellers agree to use their best efforts to effectuate the transactions contemplated hereby and to fulfill the conditions contained in Article VII.
5.7 Fulfillment of Conditions to Company’s Obligations.
Purchaser agrees to use their best efforts to effectuate the transactions contemplated hereby and to fulfill the conditions contained in Article VIII.

5.8 Governmental Consents.
(a) Purchaser, the Company and the Sellers shall, as promptly as practicable following the execution and delivery of this Agreement make or cause to be made all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the transactions contemplated hereby. Each party will cause all documents that it is responsible for filing with any Governmental Authority under this Section 5.8 to comply in all material respects with all applicable Laws. Each such party shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of such filings or submissions. Each such party shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request. Each such party shall use its best efforts to obtain any clearance required under applicable Law for the consummation of the transactions contemplated hereby.
(b) Any and all Securities and Exchange Commission filing fees attributable to the filings made pursuant to this Section 5.10 shall be borne by the Purchaser.
5.9 Third Party Consents.
The Company and the Sellers shall use their reasonable best efforts to obtain all consents from third parties which are required by the terms of any Contract or otherwise to be obtained in connection with the transactions contemplated hereby. Purchaser shall use its reasonable efforts to cooperate in obtaining any such consents, so long as Purchaser is not required to make any payments with respect thereto.
5.10 Publicity.
No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and shall make a reasonable effort to take into account such comments.
5.11 Equity Compensation Plan.
Purchaser will submit to its stockholders for approval, as part of the Proxy Statement, a proposed equity compensation plan that would permit the granting of stock options, shares of restricted stock and other awards to such persons (including, but not limited to, management, directors and employees) in such amounts as may be determined by the Compensation Committee of Purchaser’s board of directors (as constituted following the Closing). The pool of shares initially available for this plan will equal 3,000,000, inclusive of those Company stock options and warrants which are outstanding at the time of the Closing, of the total shares of Purchaser Common Stock expected to be outstanding immediately after the Closing.

5.12 Share Repurchases, Similar Arrangements. Prior to the Closing, Purchaser, in its sole discretion, shall have the right to arrange share repurchases, forward purchases of shares and similar arrangements (with all such repurchases being consummated at approximately $7.96 per share) if such repurchase arrangements are necessary to achieve the threshold of 70% shareholder approval. Up to $4.5 million of the Purchaser’s fees related to these arrangements and the Purchaser’s other transaction expenses (including the deferred underwriters’ compensation and 50% of the fees due to an investment bank mutually agreed to by the Purchaser and the Company) shall be paid from the Trust Fund upon Closing. Up to $3.225 million of the Company’s transaction expenses (including 50% of the fees due to an investment bank mutually agreed to by the Purchaser and the Company) shall be paid from the Trust Fund or the Company upon Closing. In any event, Purchaser and the Company shall use their reasonable best efforts to minimize transaction costs.
5.13 Pre-Closing Investor Meetings. Upon execution of this Agreement, and until the Closing, the senior management of the Company, as well as the Chief Executive Officer of the Purchaser, shall be reasonably available for meetings with current and prospective equity investors as arranged by the Purchaser’s investment bank.
ARTICLE VI.
OTHER AGREEMENTS OF THE PARTIES
6.1 Confidentiality.
(a) All information which is not public knowledge disclosed heretofore or hereafter by any party to any other party in connection with this Agreement shall be kept confidential by such other party, and shall not be used by such other party otherwise than for use as herein contemplated, except to the extent (a) it is or hereafter becomes public knowledge or becomes lawfully obtainable from other sources, including a third party who is under no obligation of confidentiality to the party disclosing such information or to whom information was released without restriction, or (b) such other party is compelled to disclose such information by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, or (c) such duty as to confidentiality and non-use is waived by such disclosing party.
(b) Each Party agrees that the disclosing party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Section 6.1 by the receiving party. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 6.1 by a receiving party but shall be in addition to all other remedies available at Law or equity. It is further understood and agreed that failure or delay by disclosing party in exercising any right, power or privilege under this Section 6.1 shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege under this Agreement. Each Party hereby waives any requirement that the disclosing party post a bond in connection with any claim for equitable relief.

6.2 Further Assurances. From and after the Closing Date, each party shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, for no additional consideration but at the cost and expense of the requesting party (excluding any internal costs incurred, such as having any of the following reviewed by counsel) such assignments, deeds, drafts, checks, stock certificates, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation and confirmation of this Agreement and the transactions contemplated hereby.
6.3 Tax Returns
(a) The Company shall prepare or cause to be prepared and file or cause to be filed in a timely manner all Company Tax Returns for the Company and its Subsidiaries for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”). Any such Tax Returns filed between the date hereof and the Closing Date for any Pre-Closing Tax Period shall be prepared, and each item thereon treated, in a manner consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions), except as required by a change in the applicable Law.
(b) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all taxable periods beginning before and ending after the Closing Date (“Straddle Periods”) which are filed after the Closing Date. All such Tax Returns with respect to Pre-Closing Tax Periods with respect to which the Sellers have agreed to indemnify the Purchaser Group pursuant to Section 9.2 shall be prepared and filed in a manner that is consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions), except as required by a change in the applicable Law.
(c) The Company shall pay or cause to be paid when due and payable all unreserved Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period and any pre-Closing portion of a Straddle Period; and (ii) Purchaser shall pay or cause to be paid when due and payable, such Taxes for any Tax periods commencing on or after the Closing Date and any post-Closing portion of a Straddle Period.
(d) Purchaser and the Company agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company and its Subsidiaries (including, without limitation, access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for and conduct of any audit by any Tax authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities at the sole cost of the requesting party. If reasonably requested by Purchaser, the Sellers shall make a representative available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Purchaser and the Sellers shall retain all books and records with respect to Taxes pertaining to the Company and it Subsidiaries in their respective possession until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods prior to such expirations, and (ii) six years following the due date (without extension) for such Tax Returns. At the end of such period, each party shall provide the others with at least ten days’ prior written notice before destroying any such books and records, during which period the parties receiving such notice can elect to take possession, at their own expense, of such books and records. Purchaser and the Sellers shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Company or any Subsidiary. Any information provided or obtained under this Section 6.3 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting an audit or other proceeding.

(e) The Sellers will pay all applicable transfer Taxes, sales and/or use Taxes, real property transfer or excise Taxes, recording, deed, stamp and other similar Taxes, fees and duties imposed under applicable Law upon the Sellers incurred in connection with the transfer of the Purchase Shares.
(f) For all Tax purposes, Purchaser and the Sellers agree that they will report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, and all parties agree to file their Tax Returns accordingly.
6.4 Corporate Indemnification.
(a) Following the Closing, Purchaser shall indemnify and hold harmless, and provide advancement of expenses to, all current and former directors, officers and employees of Purchaser (in all of their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Purchaser pursuant to Purchaser’s certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any current or former directors, officers and employees of Purchaser and (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, in each case for acts or omissions occurring at or prior to the Closing Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Without limiting the foregoing, Purchaser agrees that all rights to indemnification (including any obligations to advance funds for expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Time now existing in favor of the current or former directors, officers or employees of Purchaser as provided in its certificate of incorporation, by-laws, indemnification agreements or otherwise will survive the Closing and will continue in full force and effect in accordance with their terms and such rights will not be amended, or otherwise modified in any manner that would adversely affect the rights of individuals who on or prior to the Closing Time were directors, officers, employees or agents of Purchaser, unless such modification is required by Law.
(b) In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provisions to be made so that the successors and assigns of Purchaser assume the obligations set forth in this Section 6.4.

(c) For six years after the Closing Time, Purchaser shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Purchaser (provided that Purchaser may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) covering acts or omissions occurring at or prior to the Closing Time with respect to those persons who are currently covered by Purchaser’s directors’ and officers’ liability insurance policy (the “Purchaser Indemnified Parties”), provided, however, that, if the Sellers elect, by giving written notice to Purchaser at least 30 days prior to the Closing Time, then, in lieu of the foregoing insurance, effective as of the Closing Time, Purchaser shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the Closing Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Closing Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Purchaser’s existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage).
(d) After the Closing Time, Purchaser shall indemnify and hold harmless, and provide advancement of expenses to, all directors and officers of the Company (in all of their capacities) (the “Company Indemnified Parties”) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the the Company pursuant to Company’s certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any current or former directors, and officers of the Company, and (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, in each case for acts or omissions occurring after the Closing Time.
(e) The obligations of Purchaser under this Section 6.4 shall not be terminated or modified after the Closing Time in such a manner as to adversely affect any Purchaser Indemnified Party or any Company Indemnified Party without the express written consent of such party. The provisions of this Section 6.4 are (i) intended to be for the benefit of, and will be enforceable by, each Purchaser Indemnified Party, his or her heirs and his or her representatives, and each Company Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
6.5 Qualification as a “Reorganization.”
From and after the date of this Agreement, each party hereto shall (i) not take any actions or cause any actions to be taken (other than actions contemplated by this Agreement) which could reasonably be expected to prevent the acquisition from qualifying as a “reorganization” under section 368(a) of the Code, and (ii) advise the other parties promptly upon becoming aware of any circumstances that they believe could reasonably be expected to prevent the acquisition from so qualifying.
6.6 Rights to the Inter-Atlantic Name. The parties hereto agree that the Purchaser Group members shall retain any rights to the name Inter-Atlantic Financial and that the Purchaser will change its name to Patriot Risk Management, Inc. contemporaneous with the Closing.

6.7 Restrictions on Transfer. (a) Except as otherwise provided in this Agreement, until the six month anniversary of the Closing, none of the Sellers, (each, a “Restricted Patriot Seller”) will sell, exchange, assign, transfer, pledge, hypothecate, make any short sale of, grant any option for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise encumber or dispose of, directly or indirectly, voluntarily or involuntarily, in any respect (each, a “Transfer”) all or any part of, or any interest in, any shares of Common Stock received by such Restricted Patriot Seller at the Closing or pursuant to Section 1.5 of the Purchase Agreement (the “Shares”); provided, however, that Messrs. Steven Mariano, Timothy Tompkins, Ronald Formento, Richard Allen, John Del Pizzo, C. Timothy Morris shall not Transfer all or any part of, or any interest in, any shares of Common Stock received by such Restricted Patriot Seller at the Closing or pursuant to Section 1.5 of the Purchase Agreement until the first anniversary of the Closing.
(b) Notwithstanding the provisions of Section 6.7(a) hereof, each Restricted Patriot Seller may Transfer Shares, with or without consideration, (i) in the case of any Restricted Patriot Seller that is a partnership, to (A) such partnership and any of its limited or general partners; (B) such partnership’s employees and subsidiaries; and (C) any corporation or other business organization to which such partnership shall sell all or substantially all of its assets or with which it shall be merged; (ii) in the case of any Restricted Patriot Seller that is a corporation, to (A) such corporation and such corporation’s employees and subsidiaries and (B) any corporation or other business organization to which such corporation shall transfer all or substantially all of its assets or with which it shall be merged; (iii) in the case of any Restricted Patriot Seller that is a limited liability company, to (A) such limited liability company and any of its members or employees; (B) such limited liability company’s subsidiaries and (C) any corporation or other business organization to which such limited liability company shall sell all or substantially all of its assets or with which it shall be merged; and (iv) in the case of any Restricted Patriot Seller that is an individual, to any ancestor, descendant, spouse or sibling of such Restricted Patriot Seller, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of any ancestor, descendant, spouse or sibling of such Restricted Patriot Seller, or to a trust for such Restricted Patriot Seller’s own self, or a charitable remainder trust, in each case solely in connection with estate planning activities (each, a “Permitted Transferee”), provided that each such Permitted Transferee or assignee, prior to the completion of such Transfer shall (1) agree in writing in advance with the Company to be bound by the provisions of this Agreement in the same manner as if it were a party hereto at the time of such Transfer, and (2) from and after the date of such Transfer be deemed a party hereto and a “Restricted Patriot Seller” for all purposes hereof, and the Common Stock held by such Permitted Transferee subject to the Transfer shall continue to be subject to all of the provisions of this Agreement as if still held by the assigning party.
(c) All certificates representing Shares held by each Restricted Patriot Seller (and their Permitted Transferees) shall, in addition to such other legends as may be required, have endorsed thereon a legend to substantially the following effect:
THE SALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON THE SALE OF THE SECURITIES, SET FORTH IN A STOCK PURCHASE AGREEMENT, DATED APRIL 23, 2009. A COPY OF SUCH AGREEMENT IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

6.8 Nomination, Voting and Election of Directors. (a) At any regular or special meeting of the stockholders of the Purchaser called for the purpose of filling positions on the Board of Directors of the Purchaser (the “Board”), or in any written consent executed in lieu of such a meeting, Andrew Lerner and Frederick Hammer shall have the right to designate for election or appointment to the Board two (2) members of the Board (the “IAN Holders”), who shall initially be Andrew Lerner and Frederick Hammer (the “Purchaser Designees”). The Purchaser shall use its reasonable best efforts to cause the Purchaser Designees to be included in the slate of nominees recommended by the Board to the Purchaser’s stockholders for election as directors, and Mr. Steven Mariano shall vote, and cause his respective Affiliates to vote, all shares of Common Stock owned, held or controlled beneficially or of record by Mr. Mariano and his Affiliates, in favor or the Purchaser Designees and shall take all actions within their and his control that are necessary to further the election or appointment to the Board of the Purchaser Designees.
(b) Vacancies. In the event of any vacancy of any of the Purchaser Designees on the Board, whether caused by the death, disability, retirement, resignation, removal, termination of term of office or otherwise, Messrs. Mariano and Lerner shall take all actions within their respective control, and subject to applicable law, that are necessary to cause the election to the Board of a replacement director designated by the IAN Holders described in Section 6.8(a) above.
(c) Removal. Andrew Lerner and Frederick Hammer, acting jointly, shall have the right to request the replacement of a Purchaser Designee as a member of the Board, with or without cause, and upon such written request, Mr Mariano shall, and shall cause his Affiliates to vote, all of his or its Common Stock to effect such replacement.
(d) Company Cooperation. The Company shall cooperate with the IAN Holders, and take all such actions that it may lawfully take, to achieve the results intended by this Section 6.8.
(e) Section 218. The Holders and the Company intend this Section 3 to constitute an enforceable voting agreement under Section 218(c) of the Delaware General Corporation Law.
(f) Termination of Rights. All rights and obligations under this 6.8 shall terminate upon the merger of the Class A Common Stock and the Class B Common Stock.
(g) Legend. All certificates representing shares of Common Stock held by Mr. Mariano (and his Permitted Transferees) shall, in addition to such other legends as may be required, have endorsed thereon a legend to substantially the following effect:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING COVENANT AS SET FORTH IN A STOCK PURCHASE AGREEMENT, DATED APRIL 23, 2009. A COPY OF SUCH AGREEMENT IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

6.9 Dividends. (a) The holders of shares of Class A Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the quarterly rate of at least $0.20 per share (as such number may be appropriately adjusted for such events as stock splits, stock dividends, combinations, recapitalizations or other similar transactions) payable by the Corporation in cash until such time as the total aggregate amount of dividends paid to the holders of Class A Common Stock shall equal $2.40 (as such number may be appropriately adjusted for such events as stock splits, stock dividends, combinations, recapitalizations or other similar transactions). Any dividends declared pursuant to this Section 6.9 shall be payable on a pro rata basis with respect to shares of Class A Common Stock by the Corporation in arrears on the last day of each fiscal quarter (each, a “Dividend Payment Date”). Each such dividend shall be payable to holders of record of shares of Class A Common Stock as they appear on the stock records of the Corporation at the close of business on the record date for each Dividend Payment Date. Upon the declaration of any such dividend, the Board of Directors shall fix as such record date the fifteenth (15th) day preceding the relevant Dividend Payment Date.
(b) Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and the preferential dividend rights of the Class A Common Stock described in this Section 6.9(b), the holders of shares of Common Stock shall be entitled to receive only such dividends as may be declared by the Board of Directors.
Until such time as the holders of Class A Common Stock have been paid an aggregate of $2.40 (as such number may be appropriately adjusted for such events as stock splits, stock dividends, combinations, recapitalizations or other similar transactions) per share in dividends, the Board of Directors of the Corporation may not declare any dividends on any other shares of Common Stock of the Corporation.
If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be. Similarly, if the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be.
If the Corporation proposes to enter into a transaction or series of transactions which result in a Change of Control or a liquidation of the Corporation, it shall be a condition precedent to the consummation of such transaction or series of transactions that the Board of Directors of the Corporation declare a special dividend payable to the holders of shares of Class A Common Stock equal to the difference between $2.40 (as such number may be appropriately adjusted for such events as stock splits, stock dividends, combinations, recapitalizations or other similar transactions) and any dividends previously paid to holders of Class A Common Stock as contemplated by Section 6.9(a). For purposes of this paragraph “Change in Control” shall mean a reorganization, acquisition, voluntary consolidation, share exchange or merger of the Corporation with or into another corporation or other entity or other entities such that following the consummation of any such transaction, the holders of Class A Common Stock and Class B Common Stock immediately prior to the consummation of such transaction own less than 51% of the outstanding capital stock of the resulting corporation or entity.

ARTICLE VII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
The obligation of Purchaser to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser, in its sole discretion:
7.1 Representations and Warranties.
Each representation and warranty contained in Articles II and III which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Closing Time as if made at and as of such time, except that the representations and warranties made by the Sellers which address matters only as of a particular date shall remain true and correct as of such date.
7.2 Performance.
The Sellers shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing Time.
7.3 No Material Adverse Effect.
Between the date of the execution of this Agreement and the Closing Date, the Company and its Subsidiaries shall not have suffered or experienced a Material Adverse Effect.
7.4 Certificates. Purchaser shall have received (a) a certificate of the Sellers certifying to the fulfillment of the conditions specified in Sections 7.1, 7.2, and 7.3; (b) a certificate of the Secretary of the Company, dated the Closing Date, certifying as to the charter, bylaws and the resolutions of the Board of Directors of the Company approving this Agreement and all other documents contemplated hereby, and authorizing the transactions hereby contemplated, and the incumbency of the officers; and (c) such other evidence with respect to the fulfillment of said conditions as Purchaser may reasonably request.
7.5 No Injunction.
There shall not be pending, threatened or in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against (i) the consummation of the transactions contemplated hereby, or (ii) the right of the Company or any Subsidiary to operate their respective businesses after Closing on substantially the same basis as currently operated.

7.6 Government Approvals. The parties hereto shall have received all approvals from any applicable Governmental Authority necessary to consummate the transactions contemplated hereby, and the Company shall have taken all steps, if any, necessary to give appropriate notice of the changes in ownership of the Company contemplated by this Agreement to any applicable Governmental Authority as necessary.
7.7 Third Party Consents.
The Sellers shall have obtained and delivered to Purchaser all written consents, approvals, waivers, notices or similar authorizations required to be obtained or given by the Sellers in order to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser.
7.8 Legal Opinion. The Company shall have delivered to Purchaser an opinion of Locke Lord Bissell & Liddell LLP, dated the Closing Date, in a form reasonably acceptable to Purchaser’s counsel.
7.9 Releases.
The Sellers and each of the Persons referred to in Section 7.8 shall have executed and delivered to Purchaser a general release with respect to events occurring prior to the Closing (each, a “Release”) in substantially the form of Exhibit 2.
7.10 Liens.
Evidence satisfactory to Purchaser of the release and discharge of any Liens specified in the Company Disclosure Schedule in respect of Section 3.7.
7.11 Stockholder Approval.
Purchaser shall have received the Stockholder Approval.
7.12 Good Standing. Purchaser shall have received long-form good standing certificates or certificates of compliance, where recognized (or the equivalent thereto in the relevant jurisdiction) relating to the Company and each Subsidiary, dated within five Business Days of the Closing Date, issued by the appropriate official of the respective jurisdictions of incorporation or organization, as the case may be, together with like certificates with respect to each jurisdiction in which the Company or any Subsidiary carries on business as listed in the Company Disclosure Schedule in respect of Sections 3.1 and 3.2.
7.13 Amended and Restated Certificate of Incorporation. The stockholders of the Purchaser shall have approved the Amended and Restated Certificate of Incorporation attached hereto as Exhibit 3 hereto.
7.14 Stock Certificates. Purchaser shall have received the Stock Certificates, together with evidence satisfactory to Purchaser that Purchaser has been entered in the corporate records of each relevant entity as the holder of record of the Purchase Shares.
7.15 Signature of Sellers. All shareholders of the Company shall have executed this Agreement and delivered an executed signature page to the Purchaser.

ARTICLE VIII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS
The obligation of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Sellers:
8.1 Representations and Warranties.
Each representation and warranty contained in Article IV which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except that the representations and warranties made by Purchaser which address matters only as of a particular date shall remain true and correct as of such date.
8.2 Performance.
Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing Time.
8.3 No Material Adverse Effect.
Between the date of the execution of this Agreement and the Closing Date, the Purchaser shall not have suffered or experienced a Purchaser Material Adverse Effect.
8.4 Certificates. The Sellers shall have received (a) a certificate of an executive officer of Purchaser, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.1, 8.2 and 8.3; (b) a certificate of the Secretary of Purchaser, dated the Closing Date, setting forth the resolutions of the Board of Directors of Purchaser approving this Agreement and all other documents contemplated hereby, and authorizing the transactions hereby contemplated; and (c) such other evidence with respect to the fulfillment of any of said conditions as the Sellers may reasonably request.
8.5 No Injunction.
There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby.
8.6 Government Approvals.
The parties hereto shall have received all approvals from any applicable Governmental Authority necessary to consummate the transactions contemplated hereby.

8.7 Third Party Consents.
Purchaser shall have obtained and delivered to the Sellers any written consents, approvals, waivers, notices or similar authorizations required to be extended by Purchaser in order to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to the Sellers.
8.8 Stockholder Approval.
Purchaser shall have received the Stockholder Approval.
8.9 2009 Stock Incentive Plan.
The Stockholders of the Purchaser shall have approved the 2009 Stock Incentive Plan.
8.10 Legal Opinion. Purchaser shall have delivered to the Company and the Sellers an opinion of DLA Piper LLP, dated the Closing date, on a form reasonably acceptable to the Company’s counsel.
8.11 Good Standing.
Seller shall have received long-form good standing certificates or certificates of compliance, where recognized (or the equivalent thereto in the relevant jurisdiction) relating to the Purchaser, dated within five Business Days of the Closing Date, issued by the Secretary of State of the State of Delaware.
8.12 Trust Fund. Purchaser shall have made appropriate arrangements with American Stock Transfer & Trust Company to have the Trust Fund disbursed to Purchaser immediately upon the Closing, subject to Purchaser’s obligations with respect to (i) the redemptions or repurchases of Common Stock and warrants and (ii) the costs and expenses incurred by or on behalf of Purchaser in connection with the transactions contemplated hereby.
8.13 Resignations.
Sellers shall have received the written resignations of all directors of the Purchaser, effective as of the Closing Time, other than those two (2) directors set forth in Section 1.4.
8.14 Amended and Restated Certificate of Incorporation.
The stockholders of the Purchaser shall have approved the Amended and Restated Certificate of Incorporation attached hereto as Exhibit 5 hereto.
8.15 Warrant Modification. Requisite consent shall be obtained to amend the Purchaser Warrants such that all outstanding Purchaser Warrants shall be effectively redeemed at closing for no more than $0.50 per warrant.

8.16 Minimum Cash Condition. Purchaser must have a minimum of $35,000,000 in cash at Closing, net of capped transaction expenses ($4.5 million for the Purchaser and $3.225 million for the Company) set forth in Section 5.14 herein and the payment obligations of Purchaser relating to the transactions contemplated hereby, including the expenses related to the redemption or modification of the outstanding warrants.
ARTICLE IX.
INDEMNIFICATION
9.1 Survival. All representations and warranties made herein (or in the certificates to be delivered pursuant to Sections 7.4 or 8.4 hereof) by the parties to this Agreement and their respective obligations, covenants and agreements to be performed pursuant to the terms hereof, shall survive the Closing Time, provided, that, the representations and warranties made herein (or in such certificates) by the parties shall terminate on the date which is 30 days following the date on which Purchaser files its Form 10-K (or any applicable successor form) for the fiscal year ending December 31, 2010 with the SEC, except that the representations and warranties set forth in Sections 2.3 (Title to Purchase Shares), and 3.5 (Capitalization; Options) shall survive the Closing Time indefinitely. Notwithstanding the foregoing, if written notice of any matter setting forth in reasonable detail a claim for a breach of any representation or warranty is given to Purchaser or the Sellers, as the case may be, in writing pursuant to this Agreement prior to the end of the applicable survival period, any such representation or warranty that would otherwise terminate shall be deemed to survive solely with respect to such matter until such matter is resolved.
9.2 Indemnification by Company.
(a) The Company and the Purchaser shall, jointly and severally, indemnify and hold harmless any Purchaser Group Member from and against and shall pay to the relevant Purchaser Group Member the amount of any and all Damages incurred by such Purchaser Group Member arising directly or indirectly from or in connection with any breach of any representation or warranty of the Company or the Sellers contained in Article II (including, without limitation, in any certificate provided in this Agreement).

(b) The Company and the Purchaser shall, jointly and severally, indemnify and hold harmless each Purchaser Group Member from and against any and all Damages incurred by such Purchaser Group Member arising directly or indirectly from or in connection with:
(i) any breach or failure by the Company or any Seller to perform any of their respective covenants or other obligations contained in this Agreement (including, without limitation, in any certificate provided in this Agreement);
(ii) any breach of any representation or warranty of the Company or any Seller contained in Article III of this Agreement (including, without limitation, in any certificate provided in this Agreement); and
(iii) (x) any and all Taxes imposed upon or assessed against the Company or any Subsidiary as a result of being a member of any affiliated, consolidated, combined or unitary group or on account of transferee or secondary liability for Taxes, in either case for taxable periods or portions thereof ending on or before the Closing Date; (y) any and all Taxes of the Company or any Subsidiary for taxable periods or portions thereof ending on or before the Closing Date, to the extent that such Taxes exceed Taxes which are included as current liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Company Audited Financial Statements; and (z) any all Taxes imposed upon or assessed against Purchaser, the Company or any Subsidiary or their respective assets as a result of the transfer of the Purchase Shares.
9.3 Indemnification by Purchaser. Purchaser will indemnify and hold harmless each Seller Group Member from and against and shall pay to the relevant Seller Group Member the amount of any and all Damages incurred by such Seller Group Member arising directly or indirectly from or in connection with:
(a) any breach or failure by Purchaser to perform any of its covenants or other obligations contained in this Agreement (including, without limitation, in any certificate provided in this Agreement; and
(b) any breach of any representation or warranty of Purchaser contained in Article IV of this Agreement (including, without limitation, in any certificate provided in this Agreement).
9.4 Limitations on Indemnification.
(a) Notwithstanding the other provisions of this Article IX, no Purchaser Group Member shall be entitled to be indemnified pursuant to Sections 9.2(a) and 9.2(b)(ii), and no Seller Group Member shall be entitled to be indemnified pursuant to Sections 9.3(b) unless and until the Damages incurred by Purchaser Group Members or Seller Group Members, respectively, shall exceed an aggregate of $250,000 for all claims thereunder (the “Threshold”), and upon exceeding such aggregate amount, the Purchaser Group Members or Seller Group Members, respectively, shall be entitled to be indemnified for all Damages in excess of that amount); provided, that no indemnifying party shall be liable under Section 9.2(a) and 9.2(b)(ii) for any amount in excess of $6,000,000 in the aggregate, provided that such $6,000,000 cap on indemnity shall not be applicable for claims involving fraud or willful misconduct.

9.5 Tax Treatment of Indemnity Payments.
It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.
9.6 Notice of Claims.
Any Purchaser Group Member or Seller Group Member seeking indemnification hereunder (an “Indemnitee”) shall give to the party or parties obligated to provide indemnification to such Indemnitee (an “Indemnitor”) a notice (“Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.
9.7 Third Party Claims. In the case of any third party Action as to which indemnification is sought by an Indemnitee, the Indemnitor shall have 20 Business Days after receipt of a Claim Notice to notify the Indemnitee that it elects to conduct and control such Action. If the Indemnitor elects to conduct and control such Action, the Indemnitor shall promptly reimburse the Indemnitee for the full amount of any Damages resulting from such Action, except fees and expenses of counsel for the Indemnitee incurred after the assumption of the conduct and control of such Action by the Indemnitor. If the Indemnitor does not give the foregoing notice, the Indemnitee shall have the right, at the sole expense of the Indemnitor, to conduct, control, settle and compromise such Action, and the Indemnitor shall cooperate with the Indemnitee in connection therewith, provided, that the Indemnitee shall permit the Indemnitor to participate in such conduct or settlement through counsel chosen by the Indemnitor, but the fees and expenses of such counsel shall be borne by the Indemnitor. If the Indemnitor gives the foregoing notice, subject to the first and second sentences of this Section 9.7, the Indemnitor shall have the right, at the sole expense of the Indemnitor, to conduct and control such Action with counsel reasonably acceptable to the Indemnitee, and the Indemnitee shall cooperate with the Indemnitor in connection therewith, provided, that (x) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee, and (y) the Indemnitor may not compromise or settle any such Action without the consent of the Indemnitee (which consent will not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law by the Indemnitee or any violation by the Indemnitee of the rights of any Person and such compromise or settlement will have no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is money Damages that are paid in full by the Indemnitor, (iii) the Indemnitee shall have no liability with respect to any compromise or settlement and (iv) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim. In the case of any third party Action as to which indemnification is sought by the Indemnitee which involves a claim for Damages other than solely for money Damages which could have a continuing effect on the business of the Indemnitee, the Indemnitee and the Indemnitor shall jointly control the conduct of such Action. The parties hereto shall use their reasonable best efforts to minimize any Damages from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability under this Article IX.

9.8 Effect of Investigation.
The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of any Seller contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy of inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Purchaser to consummate the transactions contemplated by this Agreement, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.
9.9 Claims Management.
In the event that any Purchaser Group Member or a Seller Group Member asserts a claim for Damages pursuant to this Article IX against the Company or Purchaser, as applicable, following the Closing, then such claim shall be submitted to a third party arbitrator selected by Mr. Andrew Lerner and Mr. Fred Hammer and mutually agreed to by the other members of the Board of Directors for the purpose of investigating, evaluating and managing all aspects of such claim. All costs incurred by such Board members or such arbitrator (including reasonable professional fees and expenses payable to such Board members or arbitrator’s independent financial advisors and legal counsel) in connection with investigating, evaluating and managing such claim shall be advanced by the Purchaser and shall be treated as Damages hereunder.
9.10 Exclusive Remedy. Subject to the last sentence of this Section 9.10, from and after the Closing Date, except to the extent such Damages relate to the fraud or willful misconduct of the indemnifying party, the rights and remedies under this Article IX shall be deemed to be exclusive of all other rights and remedies that would otherwise be available to the parties hereto with respect to Damages suffered under this Agreement; that is, each party hereto expressly waives the right, whether by contract or under law to the extent legally permissible to do so, to seek Damages suffered under this Agreement from or against or otherwise assert claims against the other party hereto or its assets or its successors or assigns other than pursuant to this Article IX. No course of dealing by either party, or any delay or omission of either party in exercising any rights or remedies under this Agreement shall operate as a waiver of such right or remedy. Notwithstanding the foregoing, each of the parties hereto, shall have the right to enforce their respective rights hereunder by an action or actions for specific performance, injunction or similar equitable remedies, including, without limitation, as contemplated in Section 11.8.

ARTICLE X.
TERMINATION
10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a) by mutual consent of Purchaser and the Sellers; or
(b) by Purchaser, if there has been (i) a material breach by any Seller of his representations and warranties contained in this Agreement or (ii) a material violation by any Seller of any covenant or agreement contained in this Agreement, provided, that written notice of such violation or breach shall have been given to the Sellers, and such violation or breach shall not have been cured within ten days of receipt of such notice; or
(c) the Sellers, if there has been (i) a material breach by Purchaser of its representations and warranties contained in this Agreement or (ii) a material violation by Purchaser of any covenant or agreement contained in this Agreement, provided, that written notice of such violation or breach shall have been given to Purchaser and such violation or breach shall not have been cured within ten days of receipt of such notice; or
(d) by Purchaser, on the one hand, or the Sellers, on the other hand, if (i) the Stockholder Approval is not received at the Stockholder Meeting (allowing for any adjournment thereof) or (ii) the Closing shall not have occurred by October 9, 2009 (unless the Closing shall have not occurred on or before such date due to a material breach of the representations and warranties or of a covenant by such party and/or the action or failure to act of the party seeking to terminate this Agreement).
10.2 Effects of Termination.
In the event of a termination of this Agreement pursuant to this Article X (i) all further obligations of the parties under this Agreement shall terminate, (ii) no party shall have any right under or in connection with this Agreement or the transactions contemplated hereby against any other party, and (iii) each party shall bear its own costs and expenses; provided, however, that the termination of this Agreement under this Article X shall not relieve any party of liability for any material breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto.
10.3 Trust Fund Waiver. Reference is made to the final prospectus of Purchaser, October 2, 2007 (the “Prospectus”). The Company and the Seller each understand that, except for a portion of the interest earned on the amounts held in the Trust Fund, Purchaser may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Purchaser, (b) to Purchaser and Morgan Joseph & Co. (with respect to Morgan Joseph & Co.’s deferred underwriting compensation only) after Purchaser consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which Purchaser completes a business combination.

The Company and the Seller each agree that, notwithstanding any other provision contained in this Agreement (including the termination provisions of this Article X), each does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company and the Seller, on the one hand, and Purchaser, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 10.3 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company and the Seller each hereby irrevocably waive any Claim they may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. In the event that the Company or the Seller commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of Purchaser, whether in the form of money damages or injunctive relief, Purchaser shall be entitled to recover, on a joint and several basis, from the Company or the Seller the associated legal fees and costs in connection with any such action, in the event Purchaser prevails in such action or proceeding.
ARTICLE XI.
MISCELLANEOUS
11.1 Expenses of the Transaction.
Except as otherwise provided in Section 5.14, each of the parties hereto agrees to pay such party’s own fees and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses.
11.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested, or (iii) when sent by facsimile transmission (provided, that it is confirmed by a means specified in clause (i) or (ii)), addressed as follows:
If to Purchaser to:
Inter-Atlantic Financial, Inc.
400 Madison Avenue, 16th Floor
New York, NY 10017
Attention:   Andrew S. Lerner
Facsimile:   (212) 581-2192
Telephone:   (212) 581-2433
with a copy to:
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention:   William N. Haddad, Esq.
Facsimile:   (212) 335-4998
Telephone:   (212) 884-8498

If to the Company to:
Patriot Risk Management, Inc.
401 East Olas Boulevard, Suite 1540
Fort Lauderdale, Florida 33301
Attention:   Steven M. Mariano
Facsimile:   (954)779-3556
Telephone:   (954)670-2900
with copies to:
Locke Lord Bissell & Liddell LLP
111 South Wacker Drive
Chicago, Illinois 60606
(312) 443-0700
Attention: J. Brett Pritchard, Esq. and Christopher A. Pesch, Esq.
Facsimile:   (312) 443-0336
Telephone:   (312)443-0700
or to such other address as such party may indicate by a notice delivered to the other parties hereto.
11.3 No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be affected by such change, modification or amendment, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered. In the event that the parties contemplate any amendment to this Agreement following the Closing, Purchaser shall establish a special committee of its Board of Directors for the purpose of evaluating, negotiating, drafting and executing such amendment, including, without limitation, making all decisions regarding the terms, condition and execution thereof on behalf of Purchaser; provided, however, that no modification or amendment shall be effective without the written consent of Mr. Andrew Lerner and Mr. Fred Hammer who shall be members of the Special Committee. Such special committee shall be comprised solely of directors of the Purchaser other than the Sellers (or Affiliates of the Sellers), and shall be authorized to retain its own legal and financial advisors in connection with such amendment. All costs incurred by such special committee (including reasonable professional fees and expenses payable to such special committee’s independent financial advisors and legal counsel) in connection with such amendment shall be advanced by the Purchaser.
11.4 Entire Agreement.
This Agreement, together with the Schedules, Appendices and Exhibits hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them with respect to such subject matter.

11.5 Severability.
If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.
11.6 Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Sellers shall not be permitted to assign their respective rights, or delegate their respective duties, under this Agreement without the prior written consent of Purchaser. Purchaser shall not be permitted to assign its rights, or delegate its duties, under this Agreement without the prior written consent of Sellers.
11.7 Governing Law.
(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof.
(b) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York, New York County or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each of the parties hereto also agrees that the prevailing party in any such action, suit or other proceeding will have its fees and expenses paid by the non-prevailing party.
(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

11.8 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by Purchaser, on the one hand, or the Sellers, on the other hand, in accordance with their specific terms or were otherwise breached by such parties, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the non-breaching party will be entitled to specific performance of the terms hereof. The parties waive any requirement for the posting of a bond in connection with any Action seeking specific performance; provided, however, that nothing herein will affect the right of any of the parties to seek recovery against any party hereto, at Law, in equity or otherwise, with respect to any covenants, agreements or obligations to be performed by such party or parties after the Closing Date.
11.9 Headings; References.
The headings appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. Any reference in this Agreement (including in any Exhibit, Appendix or Schedule hereto) to a “Section,” “Article,” or “Exhibit” shall mean a Section, Article or Exhibit of or to this Agreement unless expressly stated otherwise.
11.10 Interpretation.
In this Agreement, (a) words used herein regardless of the gender specifically used shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context shall require, and (b) all terms defined in the singular shall have the same meanings when used in the plural and vice versa. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also its predecessors and permitted successors and assigns.
11.11 Third Parties.
Subject to Section 6.4(d), The provisions of this Agreement are solely for the benefit of the parties hereto and shall not inure to the benefit of any third party.
11.12 Counterparts and Facsimile Signatures.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The parties hereto agree that this Agreement or document, certificate or instrument ancillary hereto may be executed by facsimile transmission and that the reproduction of signatures by facsimile or similar device shall be treated as binding as if originals, and each party agrees and undertakes to provide the other parties with a copy of such Agreement, document, certificate or instrument bearing original signatures forthwith upon demand by the other parties.
[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the day and year first above written.

INTER-ATLANTIC FINANCIAL, INC.
By:	/s/ Andrew S. Lerner
	Name:	Andrew S. Lerner
	Title:	Chief Executive Officer

PATRIOT RISK MANAGEMENT, INC.
By:	/s/ Steven M. Mariano
	Name:	Steven M. Mariano
	Title:	Chief Executive Officer

/s/ Steven M. Mariano STEVEN M. MARIANO

/s/ John R. Del Pizzo
JOHN R. DEL PIZZO

/s/ Vijay Doshi
VIJAY DOSHI

EXMOOR, INC.
By:	/s/ Ronald Formento
Name:
Title:

/s/ Scott Jernigan
SCOTT JERNIGAN

KEY PAYROLL SOLUTIONS
By:	/s/ Thomas Natoli
Name:
Title:

By:	/s/ Brentner M. Bookwalter
	Name:	Brentner M. Bookwalter
	Title:	President

STEVEN M. MARIANO REVOCABLE TRUST, DATED JANUARY 23, 2008
By:	/s/ Steven M. Mariano
Name:
Title:

/s/ Timothy J. Tompkins TIMOTHY J. TOMPKINS

APPENDIX A
DEFINITIONS
Definitions. The following terms when used in the Agreement shall have the respective meanings ascribed to them below:
“Accounting Firm” has the meaning ascribed to such term in Section 1.6(d).
“Accounts Receivable” means: (i) all trade accounts receivable and other rights to payment from customers of the Company or any Subsidiary and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of or services rendered to customers of the Company or any Subsidiary; (ii) all other accounts or notes receivable of the Company and the Subsidiaries and the full benefit of all security for such accounts or notes; and (iii) any Action, remedy or other right related to any of the foregoing.
“Action” shall mean any action, suit, claim, litigation, proceeding, arbitration, audit, assessment, case, examination, executive action, filing, information request, inquiry, investigation or hearing (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, any Governmental Authority.
“Affiliate” shall mean, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning ascribed to such term in the Preamble hereto and includes this Appendix A and any other Appendices hereto.
“Books and Records” shall mean all books of account, tax returns and other tax records, personnel records, historic documents relating to Employee Benefit Plans, sales and purchase records, production reports and records, and all other documents, files, correspondence and other information of the Company or any Subsidiary (whether in written, electronic or other form).
“Business Combination” shall mean, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other ownership interests of such Person, or any sale, dividend or other disposition of any portion of such Person’s assets.
“Business Day” shall mean a day (other than a Saturday or Sunday), on which commercial banks are open for business in Fort Lauderdale, Florida.
“Cap” has the meaning ascribed to such term in Section 9.4(c).
“Citizen of the United States” has the meaning set forth in Section 40102(a)(15) of 49 U.S.C. subtitle VII, as amended.

“Claim Notice” has the meaning ascribed to such term in Section 9.7.
“Company Class A Common Stock” shall mean the Company’s class A Common Stock, par value $0.0001 per share.
“Company Class B Common Stock” shall mean the Company’s class B Common Stock, par value $0.0001 per share.
“Closing” has the meaning ascribed to such term in Section 1.1.
“Closing Date” has the meaning ascribed to such term in Section 1.1.
“Closing Time” has the meaning ascribed to such term in Section 1.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” has the meaning ascribed to such term in the Recitals hereto.
“Company Audited Financial Statements” has the meaning ascribed to such term in Section 3.14(a).
“Company Common Stock” shall mean the Class A Common Stock, $0.01 par value per share, of the Company, and the Class B Common Stock, $0.01 par value per share of the Company.
“Company Disclosure Schedule” shall mean that certain schedule attached hereto as Appendix C qualifying the representations and warranties contained in Article III on a clause-by-clause basis in an appropriately cross-referenced manner.
“Company Intellectual Property” has the meaning ascribed to such term in Section 3.11(b).
“Company Property” has the meaning ascribed to such term in Section 3.8(a).
“Company Tax” means any Tax, if and to the extent that the Company or any Subsidiary is or may be potentially liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.
“Company Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Authority, if, in any manner or to any extent, relating to or inclusive of the Company, a Subsidiary or any Company Tax.

“Confidential Information” shall mean trade secrets, confidential or proprietary information, knowledge, or know-how pertaining primarily to the business of the Company or any Subsidiary, or any confidential or proprietary information concerning any supplier or customer of the Company or any Subsidiary, including, without limitation, customer lists, research and development information and materials, inventions, formulas, methods, techniques, processes, plans, product designs, procedures, contracts, financial information and computer models. The term Confidential Information shall not include (i) information that is generally available to the public, other than as a result of a disclosure by the receiving party or its directors, officers, stockholders, partners, Affiliates, employees, agents or advisors in violation of this Agreement; (ii) information which, prior to disclosure to the receiving party by or on behalf of the disclosing party, was already in the receiving party’s possession on a non-confidential basis; (iii) information that was developed without the use of Confidential Information; (iv) information that becomes available to the receiving party on a non-confidential basis from a source other than the Sellers, the Company or any Subsidiary or any of their advisors, agents or Affiliates, provided, that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any Subsidiary or any other party; (v) information which is reasonably necessary for the purpose of the disclosing party asserting its rights in a dispute among the parties hereunder; or (vi) information reasonably related to any Tax Returns or similar matters required to be prepared by the disclosing party or any of their representatives and filed with any Governmental Authority, provided, that, with respect to Confidential Information disclosed as a result of or in connection with clauses (v) and (vi) herein, the disclosing party shall provide the non-disclosing party with prompt written notice of such anticipated disclosure so that the non-disclosing party may seek a protective order or other appropriate remedy in connection with such disclosure, and if such protective order or other remedy is not obtained, the disclosing party hereby agrees to furnish only that portion of the Confidential Information which it is advised by counsel is legally required and to exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information .
“Confidentiality Agreement” means that certain confidentiality agreement between Purchaser and the Company.
“Contracts” shall mean all legally binding leases, including, without limitation, Real Property Leases, licenses, contracts, agreements, indentures, promissory notes, guarantees, subcontracts, arrangements, commitments and understandings of any kind, whether written or oral, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of the assets of the Company or any Subsidiary may be bound, and all rights arising under any of them, provided that “Contracts” shall not include any purchase order (whether with a customer or vendor) or commercial sales agreement arising in the ordinary course of business.
“Damages” shall mean losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes and reasonable expenses and costs, including reasonable attorneys’ and auditors’ fees (and any reasonable experts’ fees) and court costs, whether or not involving a third party claim.
“Employee Benefit Plans” has the meaning ascribed to such term in Section 3.21(a).
“Employees” has the meaning ascribed to such term in Section 3.9(c).
“Environment” shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

“Environmental Condition” shall mean any condition with respect to the Environment on, under, about or mitigating from any Facility caused by a release of Hazardous Substances or violation of Environmental Laws, whether or not yet discovered, which could or does result in any Damages.
“Environmental Laws” shall mean all Laws relating to the pollution of or protection of the Environment, from contamination by, or relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, including, without limitation, the Oil and Pollution Act of 1990, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) of 1980, and the Clean Air Act of 1990.
“Environmental Report” shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued under that Act or any successor law.
“Existing Company Options” shall mean any Company stock options that are outstanding at the Closing time.
“Facility” shall mean any facility that is now or has heretofore been owned, leased or used by the Company or any Subsidiary.
“FCPA” has the meaning ascribed to such term in Section 3.32.
“GAAP” shall mean United States generally accepted accounting principles, consistently applied.
“Governmental Authority” shall mean:
(i) any international, foreign, provincial, United States, federal, state, county, municipal or local government or governmental or quasi-governmental organization or any component part (including, but not limited to, any officer, official, branch, court, arbitration panel, agency, department, regulatory body, authority, tribunal, commission, instrumentality or agency) of any government or governmental or quasi-governmental organization,

(ii) any Person with any regulatory power or authority or any governmental or quasi-governmental power or authority (including, without limitation, any Person with any power or authority to administer, assess, audit, calculate, collect, impose, investigate, review or otherwise act with respect to any Tax or any Tax—related matter), or
(iii) any Person acting for or on behalf of any of the foregoing.
“Governmental Permits” shall mean all licenses, franchises, registrations, permits, privileges, immunities, approvals and other authorizations from a Governmental Authority.
“Group” has the meaning ascribed to such term in Section 3.21(a).
“Hazardous Substance” shall mean any substance whether solid, liquid or gaseous in nature:
(i) the presence of which requires or may hereafter require notification, investigation, or remediation under any Environmental Law;
(ii) which is or becomes defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Laws;
(iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority;
(iv) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds;
(v) which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or
(vi) which contains or emits radioactive particles, waves or materials, including radon gas.
“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, or (ii) evidenced by notes, bonds, debentures or similar instruments, or (iii) for the deferred purchase price of products, goods or services (other than trade payables or accruals incurred in the ordinary course of business), or (iv) under capital leases or (v) in the nature of guarantees of any of the obligations described in clauses (i) through (iv) above of any other Person.
“Indemnitee” has the meaning ascribed to such term in Section 9.6.
“Indemnitor” has the meaning ascribed to such term in Section 9.6.

“Insurance Subsidiaries” has the meaning ascribed to such term in Section 3.2(a).
“Intellectual Property” has the meaning ascribed to such term in Section 3.11(a).
“Inventory” means the consumable inventory of Company and each Subsidiary, whenever located, including, without limitation, all finished goods, works in progress, raw materials, spare parts and all other materials and supplies to be used in or consumed by Company and/or any Subsidiary in the ordinary course of business.
“Knowledge” shall mean, with respect to the Sellers, the actual knowledge, after due inquiry, of Steven M. Mariano. Michael W. Grandstaff and Theodore Bryant.
“Law” shall mean any constitution, law, treaty, compact, directive, ordinance, principle of common law, permit, authorization, variance, regulation, rule, or statute, including, without limitation, all federal, foreign, international, state, provincial, territorial and local laws related to Taxes, ERISA, Hazardous Substances and the Environment, zoning and land use, intellectual property, privacy, occupational safety and health, consumer protection, product quality, safety, employment and labor matters.
“Licensed Intellectual Property” has the meaning ascribed to such term in Section 3.11(c).
“Liens” shall mean all mortgages, charges, pledges, liens, security interests, conditional sale agreements, encumbrances or similar restrictions.
“Major Customers” has the meaning ascribed to such term in Section 3.25.
“Material Adverse Effect” shall mean any event, condition or contingency that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, provided, however, that Material Adverse Effect shall not include any such effect or change resulting from or arising in connection with: (i) changes or events affecting the United States economy or United States financial markets as a whole or the United States workers compensation insurance industry generally so long as such changes or events do not have a materially disproportional effect on the Company or the Subsidiaries, (ii) the announcement of the execution of this Agreement, or the pendency of the transactions contemplated thereby, (iii) any change in GAAP or SAP or interpretation thereof after the date hereof, or (iv) the execution and performance of or compliance with Agreement, (v) any change in applicable Law, rule or regulation; or (vi) any circumstance, change or effect resulting from any act of terrorism or war.
“Material Contract” has the meaning ascribed to such term in Section 3.10.
“Order” shall mean any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, or verdict ordered, issued, made or rendered by any court, administrative agency or other Governmental Authority.
“Permitted Liens” shall mean Liens (i) for any current taxes or assessments not yet delinquent or (ii) created by statute of carriers, warehousemen, vendors, mechanics, laborers or materialmen incurred in the ordinary course of business for sums not yet due.

“Person” shall mean any individual, firm, unincorporated organization, corporation (including any not-for-profit corporation), general or limited partnership, limited liability company, cooperative marketing association, joint venture, estate, trust, association or other entity as well as any syndicate or group that would be deemed to be a person under Section 13(a)(3) of the Exchange Act.
“Pre-Closing Tax Periods” has the meaning ascribed to such term in Section 6.3(a).
“Proxy Statement” has the meaning ascribed to such term in Section 5.6(a).
“Purchase Price” has the meaning ascribed to such term in Section 1.2.
“Purchase Shares” has the meaning ascribed to such term in the Recitals hereto.
“Purchaser” has the meaning ascribed to such term in the Preamble hereto.
“Purchaser Common Stock” shall mean the Class B Common Stock, par value $0.0001 per share, of Purchaser.
“Purchaser Disclosure Schedule” shall mean that certain schedule attached hereto as Appendix D qualifying the representations and warranties contained in Article IV on a clause-by-clause basis in an appropriately cross-referenced manner.”
“Purchaser Group Member” shall mean each of Purchaser, its Affiliates and their respective directors, officers, employees, agents and attorneys and their respective successors and assigns.
“Purchaser Indemnified Party” has the meaning ascribed to such term in Section 6.4(c).
“Purchaser Material Adverse Effect” shall mean any event, condition or contingency that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise), provided, however, that Material Adverse Effect shall not include any such effect or change resulting from or arising in connection with: (i) changes or events affecting the United States economy or United States financial markets as a whole so long as such changes or events do not have a materially disproportional effect on the Purchaser, (ii) the announcement of the execution of this Agreement, or the pendency of the transactions contemplated thereby, (iii) any change in GAAP or interpretation thereof after the date hereof, or (iv) the execution and performance of or compliance with Agreement, (v) any change in applicable Law, rule or regulation; or (vi) any circumstance, change or effect resulting from any act of terrorism or war.
“Qualified Plan” has the meaning ascribed to such term in Section 3.21(d).
“Real Property Lease” has the meaning ascribed to such term in Section 3.8(a).
“Related Agreements” shall mean the Release, the Stockholders Agreement and the Escrow Agreement.
“Release” shall have the meaning ascribed to such term in Section 7.9.

“Representatives” shall have the meaning ascribed to such term in Section 5.5.
“SEC” has the meaning ascribed to such term in Section 5.6(a).
“SEC Reports” has the meaning ascribed to such term in Section 4.5.
“Securities Act” means the U.S. Securities Act of 1933 as amended, or any successor law, and regulations and rules issued under that Act or any successor law.
“Sellers” has the meaning ascribed to such term in the Preamble hereto.
“Company Disclosure Schedule” shall mean that certain schedule attached hereto as Appendix B qualifying the representations and warranties contained in Article III on a clause-by-clause basis in an appropriately cross-referenced manner.
“Seller Group Member” shall mean the Sellers, their respective Affiliates and their respective agents and attorneys and their respective successors and assigns.
“Stock Certificates” has the meaning ascribed to such term in Section 1.2.
“Stockholder Approval” has the meaning ascribed to such term in Section 5.6(a).
“Stockholder Meeting” has the meaning ascribed to such term in Section 5.6(a).
“Straddle Periods” has the meaning ascribed to such term in Section 6.3(b).
“Subsidiary” has the meaning ascribed to such term in Section 3.2(a).
“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Authority or under applicable Law, together with any interest, penalties or any other additions or increases.
“Threshold” has the meaning ascribed to such term in Section 9.4(a).
“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.